JOA 89-03 Revised

OPERATING AGREEMENT

DATED

Jun 30 SOS

~~May~~ , 2006

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OPERATOR ORCHARD PETROLEUM, INC.

CONTRACT AREA SOUTH BELRDIGE AREA OF THE SAN JOAQUIN BASIN OF CALIFORNIA CONAINING APPROXIMATELY 643.50 NET ACRES IN SECTION 7 OF TOWNSHIP 29 SOUTH/RANGE 22 EAST, AND 260 ACRES IN PARTS OF THE ADJACENT SECTION 12 OF TOWNSHIP 29 SOUTH/RANGE 21 EAST

COUNTY OR PARISH OF KERN

STATE OF CALIFORNIA

TABLE OF CONTENTS

Kanes Forms™
P.O. Box 53010
Midland, TX 79710
1-800-526-3790

OPERATING AGREEMENT

THIS AGREEMENT is between ORCHARD PETROLEUM, INC., designated and referred to in this Agreement as the "Operator," and the signatory Party or Parties to this Agreement other than the Operator, sometimes referred to individually as "Non-Operator," and collectively as "Non-Operators." Operator and Non-Operator may sometimes be referred to in this Agreement, individually as a "Party," or collectively as the "Parties." Should any terms of this Agreement conflict or differ from terms of that certain Joint Participation Agreement between Orchard Petroleum, Inc. and Maxim TEP, Inc. dated ~~May~~ June 30, 2006 (the "JPA"), the terms of the JPA shall control.

The Parties to this Agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the lands identified in Exhibit "A." The Parties have reached an agreement to explore and develop the Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as provided for in this Agreement.

The Parties agree as follows:

ARTICLE I.
DEFINITIONS

As used in this Agreement, the following words and terms shall have the meanings:

A. The term "AFE" shall mean Authority for Expenditure prepared by a Party to this Agreement for the purpose of estimating the costs to be incurred in conducting an operation under this Agreement.

B. The term "Affiliate" shall mean a company, partnership, or other legal entity which controls, or is controlled by or which is controlled by an entity which controls a party to this Agreement. Control means the ownership, directly or indirectly, ~~or~~of more than 50% of the shares or voting rights in a company, partnership, or legal entity.

C. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation, and production testing conducted in an operation.

D. The term "Contract Area" shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this Agreement. The lands, Oil and Gas Leases, and Oil and Gas Interests are described in Exhibit "A."

E. The term "Deepen" when applicable to a vertical well, shall mean a single operation in which a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser. The term "Deepen" when applicable to a Horizontal Well is drilled to a targeted horizontal distance beyond the horizontal distance in which the well was previously drilled, or beyond the targeted horizontal distance proposed in the associated AFE, whichever is the lesser.

F. The terms "Drilling Party" and "Consenting Party" shall mean a Party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this Agreement.

G. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any rule or order, a Drilling Unit shall be the Drilling Unit established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

H. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

I. The term "Horizontal Well" shall mean a well in which the horizontal component of the gross completion interval in the reservoir exceeds the vertical component of the gross completion interval. Any reference in this Agreement to a well, shall apply to a "Horizontal Well" if the well to which the reference is made meets the definition of a "Horizontal Well."

J. The term "~~Initial Well~~JPA" shall mean ~~the well required to be drilled by the Parties as provided in Article VI.A. (Drilling~~ that certain Joint Participation Agreement between Orchard Petroleum, Inc. and Maxim TEP, Inc. dated May , 2006.

K. The term "Non-Consent Well" shall mean a well in which less than all Parties have conducted an operation as provided in Article VI.B.2. (Drilling and Development; Subsequent Operations; Operations by Less Than All Parties.)

L. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a Party who elects not to participate in a proposed operation.

M. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced with them, unless there is an express intent to limit the inclusiveness of this term specifically stated in this Agreement.

N. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by a Party or Parties to this Agreement.

O. The terms "Oil and Gas Lease," Lease," and "Leasehold" shall mean the oil and gas leases or interests in tracts of land lying within the Contract Area which are owned by a Party or Parties to this Agreement.

P. The term "Plug Back" shall mean a single operation in which a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

Q. The term "Recompletion" or "Recomplete" shall mean an operation in which a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

R. The term "Rework" shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. These operations include, but are not limited to, well stimulation operations, but exclude any routine repair or maintenance work or Drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

S. The term "Sidetrack" shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location, unless done to straighten the hole or to drill around junk in the hole to overcome other mechanical difficulties.

T. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context clearly indicates otherwise, words in this Agreement, used in the singular include the plural, the word "person" includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.
EXHIBITS

The following Exhibits, indicated below, are attached to and incorporated in and made a part of this Agreement:

__X__ **A.** Exhibit "A," shall include the following information:

(1) Description of the lands subject to this Agreement,
(2) Restrictions, if any, as to depths, formations, or substances,
(3) Parties to this Agreement with addresses and telephone numbers for notice purposes,
(4) Percentages or fractional interests of the Parties to this Agreement,
(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this Agreement,
(6) Burdens on production.

_____ **B.** Exhibit "B," Form of Oil and Gas Lease.

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X	C.	Exhibit "C," Accounting Procedures.
X	D.	Exhibit "D," Insurance.
____	E.	Exhibit "E," Gas Balancing Agreement.
____	F.	Exhibit "F," Non-Discrimination and Certification of Non-Segregated Facilities.
X	G.	Exhibit "G," Tax Partnership.
____	H.	Exhibit "H," Memorandum of Operating Agreement and Financing Statement
____	I.	Other:____________________

If any provision of any Exhibit~~, except Exhibits "E," "F," "G,"~~ and "H" is inconsistent with any provision contained in the text of this Agreement, the provisions in the text of this Agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES

~~A. Oil and Gas Interests:~~

~~If any Party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this Agreement, during its term, as if it were covered by the form of Oil and Gas Lease attached as Exhibit "B," and the owner shall be deemed to own both royalty interest in the Lease and the interest of the lessee in the Lease.~~

A. Reserved.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions or in conflict with the JPA, all costs and liabilities incurred in operations under this Agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the Parties as their interests are set out in Exhibit "A." In the same manner, the Parties shall also own all production of Oil and Gas from the Contract Area; subject, however, to the payment of royalties and other burdens on production as described below.

Regardless of which Party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable, unless expressly provided otherwise in this Agreement, each Party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area ~~up to, but not in excess of ________~~, and shall indemnify, defend, and hold the other Parties harmless and free from any liability associated with those burdens. ~~Unless provided otherwise in this Agreement, if any Party has contributed any Lease or Interest which is burdened with any royalty, overriding royalty, production payment, or other burden on production in excess of the amounts stipulated above, that Party shall assume and alone bear all the excess obligations and shall indemnify, defend, and hold the other Parties harmless from any and all claims attributable to the excess burden.~~

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No Party shall ever be responsible, on a price basis higher than the price received by the Party, to any other Party's lessor or royalty owner, and if the other Party's lessor or royalty owner should demand and receive settlement on a higher price basis, the Party contributing the affected Lease shall bear the additional royalty burden attributable to the higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests, and in the event two or more Parties contribute to this Agreement jointly owned Leases, the Parties' undivided interests in those Leaseholds shall be deemed separate leasehold interests for the purposes of this Agreement.

C. Subsequently Created Interests:

If any Party has contributed a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this Agreement, any Party creates an overriding royalty, production payment, net profits interest, assignment of production, or other burden payable out of production attributable to its working interest, that burden shall be deemed a "Subsequently Created Interest." Further, if any Party has contributed a Lease or Interest burdened with an overriding royalty, production payment, net profits interest, or other burden payable out of production, created prior to the date of this Agreement, and the burden is not shown on Exhibit "A," the burden shall be deemed a Subsequently Created Interest to the extent the burden causes the burdens on the Party's Lease or Interest to exceed the amount stipulated in Article III.B. above.

The Party whose interest is burdened with the Subsequently Created Interest (the "Burdened Party") shall assume and alone bear, pay, and discharge the Subsequently Created Interest and shall indemnify, defend, and hold harmless the other Parties from and against any liability on those interests. Further, if the Burdened Party fails to pay, when due, its share of expenses provided for in this Agreement, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this Agreement to assign or relinquish to any other Party, or Parties, all or a portion of its working interest and/or the production attributable to its working interest, the other Party, or Parties, shall receive the assignment and/or production free and clear of the Subsequently Created Interest, and the Burdened Party shall indemnify, defend, and hold harmless the other Party, or Parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.
TITLES

A. Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties request or Operator elects, the title shall be examined on the entire Drilling Unit, or maximum anticipated Drilling Unit of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty, and other payments out of production under the applicable Leases. Each Party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers, and curative material in its possession, free of charge. All information not in the possession of or made available to Operator by the Parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions, and division order title opinions) and other direct charges as provided in Exhibit "C" shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as their interests appear in Exhibit "A." Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of these functions.

~~Each Party shall be responsible for securing curative matters and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by the Party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations under the terms of this Agreement. This shall not prevent any Party from appearing on its own behalf at any hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this Agreement shall be direct charges to the joint account and shall not be covered by the administrative overhead charges provided in Exhibit "C." Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.~~

No well shall be drilled on the Contract Area until after: (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as provided for above; and, (2) the title has been approved by the examining attorney or accepted by all of the Drilling Parties in the well.

B. Loss or Failure of Title:

1. **Failure of Title:** Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit "A," the Party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to the Party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B. (Acquisition, Maintenance or Transfer of Interest; Renewal or Extension of Leases), and, failing to do so, this Agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,

(a) The Party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to that Party) shall alone bear the entire loss due to the title failure and that Party shall not be entitled to recover from Operator or the other Parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other Parties to this Agreement by reason of the title failure;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the Parties set out on Exhibit "A" shall be revised on an acreage basis, as of the time it is finally determined that a title failure has occurred, so that the interest of the Party whose Lease or Interest is affected by the title failure will then be reduced in the Contract Area by the amount of the Lease or Interest that failed;

(c) If the proportionate interest of the other Parties to this Agreement in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the Party who bore the costs incurred in connection with the well attributable to the Lease or Interest, which has failed, shall receive the proceeds attributable to the increase in the interest (less costs and burdens attributable to the interest) until it has been reimbursed for unrecovered costs paid by it in connection with the well attributable to the failed Lease or Interest;

(d) Should any person, not a party to this Agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, that amount shall be paid to the Party or Parties who bore the costs which are refunded;

(e) Any liability to account to a person not a party to this Agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each Party (including a predecessor to a current Party) who received production for which an accounting is required based on the amount of the production received, and each Party shall severally indemnify, defend, and hold harmless all other Parties to this Agreement for any liability to account;

(f) No charge shall be made to the joint account for legal expenses, fees, or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the Party contributing the Lease or Interest elects to defend its title it shall bear all expenses in connection with that defense; and,

(g) If any Party is given credit on Exhibit "A" to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production from that well bore, that Party's absence of interest in the remainder of the Contract Area shall be considered a failure of title as to the remaining Contract Area unless that absence of interest is reflected on Exhibit "A."

2. **Loss by Non-Payment or Erroneous Payment of Amount Due:** If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or Interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the Party who failed to make the payment. Unless the Party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B. (Acquisition, Maintenance or Transfer of Interest; Renewal or Extension of Leases), the interests of the Parties reflected on Exhibit "A" shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the Party who failed to make the proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the Party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of the Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable to the Party who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;

(b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable to the Party who failed to make the payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas later produced and marketed (excluding production from any wells later drilled) which, in the absence of the Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which, as a result of the Lease or Interest termination is credited to other Parties, the proceeds of that portion of the Oil and Gas to be contributed by the other Parties in proportion to their respective interests reflected on Exhibit "A"; and,

(e) Any monies, up to the amount of unrecovered costs, that may be paid by any Party who is, or becomes, the owner of the lost Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a Party to this Agreement.

3.1. **Other Losses:** All losses of Leases or Interests committed to this Agreement, other than those set forth in Articles IV.B.1. and IV.B.2. above, (Titles; Loss or Failure of Title; Failure of Title, and Loss by Non-Payment or Erroneous Payment of Amount Due), shall be joint losses and shall be borne by all Parties in proportion to their interests shown on Exhibit "A." This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4. **Curing Title:** In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or Interest acquired by any Party (other than the Party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the Party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to the acquisition.

ARTICLE V.
OPERATOR

A. Designation and Responsibilities of Operator:

The Party designated as Operator in the first paragraph of this Agreement shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area permitted, required by, and within the limits of this Agreement and the JPA. In its performance of services for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this Agreement and the JPA. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. The specific duty of Operator to Non-Operators shall depend on the service performed as follows:

1. In the buying or selling of Oil or Gas for a Non-Operator or in the handling of all moneys received from Non-Operators or from other Parties for the benefit of the joint account, Operator shall have the duties of a fiduciary.

2. In the performance of all other duties on the Contract Area, the Operator shall act as a reasonably prudent Operator in a good and workmanlike manner with due diligence and dispatch in accordance with good oilfield practice and in accordance with applicable law and regulation; **PROVIDED, HOWEVER, EXCEPT FOR OPERATOR'S INTEREST IN THE CONTRACT AREA, NON-OPERATORS SHALL INDEMNIFY OPERATOR FOR,**

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FROM, AND AGAINST ANY AND ALL CLAIMS, DAMAGES, AND LIABILITY OF EVERY KIND AND CHARACTER (INCLUDING ALL COSTS AND EXPENSES, INCLUDING BUT NOT LIMITED TO ATTORNEYS FEES), RESULTING FROM, ARISING OUT OF, OR INCIDENTAL TO OPERATOR'S PERFORMANCE OF DUTIES ON THE CONTRACT AREA EVEN IF THOSE LIABILITIES ARISE FROM OR ARE ATTRIBUTED TO OPERATOR'S NEGLIGENCE. THE ONLY LIABILITIES TO WHICH THIS INDEMNITY OBLIGATION DOES NOT APPLY ARE THOSE RESULTING FROM OPERATOR'S GROSS NEGLIGENCE AND INTENTIONAL TORTS FOR WHICH OPERATOR SHALL BE SOLELY RESPONSIBLE.

3. For all other duties and responsibilities under this Agreement, Operator shall conduct its activities as a reasonable and prudent operator in a good and workmanlike manner, with due diligence and dispatch in accordance with good oil field practices and in compliance with all applicable laws and regulations.

B. Resignation or Removal of Operator and Selection of Successor:

1.A. Resignation of Operator: Operator may resign at any time by giving written notice of it resignation to Non-Operators. If Operator terminates its legal existence (without a valid assignment to a successor entity), no longer owns an interest in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. ~~Subject to Article VII.D.1., (Expenditures and Liabilities of Parties; Defaults and Remedies; Suit for Damages), the~~The resignation, ~~or removal as provided for in V.1.B. below~~, shall not become effective until 7:00 a.m. on the first day of the calendar month following the expiration of ninety (90) days after notice of resignation is given by ~~the~~ Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after the effective date of a resignation ~~or removal~~, shall be bound by the terms of this Agreement as a Non-Operator. A change of a corporate name or structure of Operator, or transfer of Operator's interest to any single subsidiary, parent, or successor corporation shall not be considered resignation or the basis for removal of Operator.

1.B. Removal of Operator: (Select one of the Alternatives)

☒ **Option 1:** (Removal For Cause) Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator. The vote shall not be deemed effective until a written notice has been delivered to ~~the~~ Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes of this provision, "good cause" shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. (Operator; Designation and Responsibilities of Operator), or material failure or inability to perform the obligations of Operator under this Agreement.

~~Option 2: (Removal Without Cause) Operator may be removed without cause, at any time, by the affirmative vote of Non-Operators owning ________ percent (____%) interest effective as of the time stated in V.B.1.A. above. The Successor Operator selected shall own no less than _____ percent (_____%) of the Contract Area.~~

~~Option 3: (Change for Economic Reasons) Once each calendar year, any Non-Operator owning not less than ten percent (10%) of the Contract Area may inform the Operator, in writing, that it is willing to assume the position of Operator and operate at a savings from then existing operator costs of ten percent (10%) or more. Operator may remain and continue to act as Operator if it elects within fifteen (15) days after receipt of that notice to continue to operator at the savings for a year. If Operator fails to respond by making that election, in writing, the Party proposing the savings shall become the successor Operator on the first day of the month after thirty (30) days from the date of Operator's receipt of the original proposal. The Non-Operator taking over operations under this Agreement shall be bound for one (1) year from the date of this change of Operator to operate at the (savings) rate proposed in the original notice to the Operator.~~

In the event of the removal of ~~the~~ Operator under ~~any of~~ the ~~three~~ Options ~~stated~~ indicated, the successor Operator is expressly authorized to sign on behalf of the removed Operator, any and all necessary Change of Operator forms, on behalf of the former Operator, for the purpose of having the successor Operator recognized as Operator for all purposes under this Agreement.

2. **Selection of Successor Operator:** On the resignation or removal of Operator under Options 1 or 2 under 1.B. above of this Agreement, a successor Operator shall be selected by the Parties. The successor Operator shall be selected from the Parties owning an interest in the Contract Area at the time the successor Operator is selected and such successor Operator must be legally authorized to act as an operator in the State of California. The successor Operator shall be selected by the affirmative vote of ~~two (2) or more Parties owning~~ a majority of the then ownership interest in the Contract Area~~interest based on the ownership as shown on Exhibit "A"; provided, however, if an Operator, which has been removed or is deemed to have resigned, fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the Party or Parties owning a majority interest based on the ownership, as shown on Exhibit "A," remaining after excluding the voting interest of the Operator that was removed or resigned~~~~of the Parties~~. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent the records and data are not already in the possession of the successor Operator. Any cost of obtaining or copying the former Operator's records and data shall be charged to the joint account.

3. **Effect of Bankruptcy:** If Operator becomes insolvent, bankrupt, or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this Agreement pursuant to the Bankruptcy Code. An election to reject this Agreement by Operator as a debtor in possession, or by a trustee in bankruptcy for Operator, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more Parties owning a majority interest based on the ownership shown on Exhibit "A." In the event there are only two (2) Parties to this Agreement, during the period of time the operating committee controls operations, a third Party, acceptable to Operator, ~~the~~ Non-Operator, and the federal bankruptcy court, shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area as set out on Exhibit "A."

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations under the terms of this Agreement, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator. All employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. **Competitive Rates and Use of Affiliates:** All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges shall not exceed the prevailing rates in the area and the rate of those charges shall be agreed on in writing by the Parties, before drilling operations are commenced, and the work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by Affiliates of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry~~.~~; provided, however, that following the completion of the next ten (10) well program, if Maxim is a Party to this Agreement, has elected to participate in the proposed project pursuant to Article VI.B.1, and can provide to Operator a drilling rig and crew that: (i) is suitable, in Operator's sole and absolute discretion, for drilling operations in the Contract Area; (ii) is provided at a cost lower than other rigs available to Operator for drilling in the Contract Area, (iii) has a safety and performance record on par with such other rigs available to Operator, and (iv) meets California drilling rig specifications, Operator shall use its commercial best efforts to use such rig provided by Maxim.

2. **Discharge of Joint Account Obligations:** Unless specifically provided otherwise in this Agreement, Operator shall promptly pay and discharge expenses incurred in the

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development and operations of the Contract Area pursuant to this Agreement, and shall charge each of the Parties with their respective proportionate shares on the expense basis provided in Exhibit "C." Operator shall keep an accurate record of the joint account, showing expenses incurred and charges and credits made and received.

3. **Protection from Liens:** Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers, wages and salaries for services rendered or performed, and for materials supplied on, to, or for the Contract Area or any operations for the joint account, and shall keep the Contract Area free from liens and encumbrances resulting from them, except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. **Custody of Funds:** Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations under this Agreement, or as a result of the sale of production from the Contract Area, and those funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. (Expenditures and Liabilities of Parties; Liens and Security Interests). Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the Parties specifically agree otherwise.

5. **Access to Contract Area and Records:** Operator shall permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area, and to the records of operations conducted on the Contract Area, or production from it, including Operator's related books and records. These access rights shall not be exercised in a manner interfering with Operator's conduct of an operation and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature to any Non-Consenting Party unless the cost of preparation of the interpretive data was charged to the joint account, and a Non-Consenting Party paid its share of those costs. Operator will furnish to each Non-Operator, on written request, copies of any and all reports and information obtained by Operator in connection with production and related items, including, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator's records relating to amounts expended and the appropriateness of the expenditures shall be conducted in accordance with the audit provisions provided in Exhibit "C."

6. **Filing and Furnishing Governmental Reports:** Operator will file, and on written request, promptly furnish copies to each requesting Non-Operator, not in default of its payment obligations under this Agreement, all operational notices, reports, or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction

over operations of the Contract Area. Each Non-Operator shall provide Operator, on a timely basis, all information necessary to permit Operator to make all filings.

7. **Drilling and Testing Operations:** The following provisions shall apply to each well drilled under the terms of this Agreement, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send Non-Operators the reports, test results, and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted on a well.

8. **Cost Estimates:** On the request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation conducted under the terms of this Agreement. Operator shall not be held liable for good faith errors in estimates.

9. **Insurance:** At all times while operations are conducted under this Agreement, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, Operator may be a self-insurer for liability under those compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C." Operator shall also carry or provide insurance for the benefits of the joint account of the Parties as outlined in Exhibit "D" to this Agreement. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain other insurance as Operator may require.

In the event automobile liability insurance is specified in Exhibit "D," or subsequently receives the approval of the Parties, no direct charge shall be made by Operator for premiums paid for insurance for Operator's automotive equipment.

ARTICLE VI.
DRILLING AND DEVELOPMENT

~~**A. Initial Well:**~~

~~On or before _____, Operator shall commence the drilling of the Initial Well at the following location:~~

~~and shall continue the drilling of the well with due diligence to the objective depth of:~~

~~_____ Vertical Well: To a total vertical depth of _____ feet, or a depth sufficient to penetrate the _____ formation, whichever is the lesser.~~

~~_____ Horizontal Well:~~

~~_____ 1. To a total vertical depth of _____ feet, or a depth sufficient to penetrate the _____ formation, whichever is the lesser, and to a targeted horizontal distance sufficient, in Operator's Opinion, to test the _____ formation.~~

~~_____ 2. To a total vertical depth of _____ feet or to a depth sufficient to penetrate the _____ formation, whichever is the lesser, and to a targeted horizontal distance of at least _____ feet.~~

~~_____ 3. To a total vertical depth sufficient to penetrate the _____ formation and a total targeted measured distance, form the point the well is spudded to the bottom-hole location of _____ feet.~~

~~The drilling of the Initial Well and the participation in it by all Parties is obligatory, subject to Article VI.C.1. (Drilling and Development; Completion of Wells, Reworking and Plugging Back; Completion), as to participation in Completion operations, and Article VI.F. (Drilling and Development; Termination of Operations) as to termination of operations and Article XI. (Force Majeure) as to occurrence of force majeure.~~

<u>A. Reserved.</u>

B. Subsequent Operations:

1. **<u>Proposed Operations</u>:** If any Party should desire to drill any well on the Contract Area ~~other than the Initial Well~~, or if any Party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which the Party has not otherwise relinquished its interest in the proposed objective Zone under this Agreement, the Party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back ~~the~~ a well shall give written notice of the proposed operation to the Parties who have not otherwise relinquished their interest in the objective Zone under this Agreement and to all other Parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone, and the estimated cost of the operation. The Parties to whom the notice is delivered shall have ~~thirty~~ <u>fifteen</u> (3~~0~~<u>15</u>) days after receipt of the notice within which to notify the Party proposing to do the work if they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday,

and legal holidays. Failure of a Party to whom a notice is delivered to reply within the stated fixed period shall be deemed to constitute an election by that Party party not to participate in the cost of the proposed operation. Any proposal by a Party to conduct an operation conflicting with the operation initially proposed shall be delivered to all Parties within the time and in the manner provided in Article VI.B.6. (Drilling and Development; Subsequent Operations; Order of Preference of Operations).

If all Parties, to whom a notice is delivered, elect to participate in the proposed operation, the Parties shall be contractually committed to participate in the operations, provided the operations are commenced within the time period set forth below, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirtyfifteen (3015) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and expense of the Parties participating in the operation; provided, however, the commencement date may be extended on written notice of the extension by Operator to the other Parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, the additional time is reasonably necessary to obtain permits from governmental authorities, for dealing with surface rights (including rights-of-way), obtaining or contracting for appropriate drilling equipment, or to complete a title examination or curative matters required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension specifically permitted, or in the force majeure provisions of Article IXXI. [Force Majeure]) and if any Party desires to conduct the operation, written notice proposing the operation must be resubmitted to the other Parties in accordance with the provisions of this Article VI.B.1., as if no prior proposal has been made. ~~Those Parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made shall, if Parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. (Drilling and Development; Subsequent Operations; Deepening) in the event of a Deepening operation, and in accordance with Article VI.B.5. (Drilling and Development; Subsequent Operations; Sidetracking) in the event of a Sidetracking operation.~~

2. **Operations by Less Than All Parties:**

(a) **Determination of Participation.** If any Party to whom a notice is delivered as provided in Article VI.B.1. (Drilling and Development; Subsequent Operations; Proposed Operations), or VI.C.1. (Drilling and Development; Completion of Wells; Reworking and Plugging Back; Completion),(Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the Party or Parties giving the notice and the other Parties electing to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirtyfifteen (3015) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by the proposed operation for the account of the Consenting Parties; or, (ii) if Operator

SS PW

declines to perform such work, designate one of the Consenting Parties as Operator to perform the work. The rights and duties granted to and imposed on ~~the~~ Operator under this Agreement are granted to and imposed on the Party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2. shall comply with all terms and conditions of this Agreement.

If less than all Parties approve any proposed operation, the proposing Party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the Parties approving the operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of this notice, shall advise the proposing Party of its desire to (i) limit participation to the Party's interest as shown on Exhibit "A," (ii) carry only its proportionate part (determined by dividing the Party's interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of the Non-Consenting Parties' interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties' interests together with all or a portion of its proportionate part of any Non-Consenting Parties' interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the Party proposing the operation if the Party does not withdraw its proposal. Failure to advise the proposing Party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for a response shall not exceed a total of forty-eight (48) hours. The proposing Party, at its election, may withdraw a proposal if there is less than 100% participation and shall notify all Parties of that decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing Party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the Party serving as Operator shall commence the operation within the period provided in Article VI.B.1. (Drilling and Development; Subsequent Operations; Proposed Operations), subject to the same extension right as provided in that Article.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting the operations shall be borne by the Consenting Parties in the proportions they have elected to bear them under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in these operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If an operation results in a dry hole, then subject to Articles VI.B.6. (Drilling and Development; Subsequent Operations; Order of Preference of Operations) and VI.E.3. (Drilling and Development; Abandonment of Wells; Abandonment of Non-Consent Operations), the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk, and expense; provided, however, the Non-Consenting Parties that did not participate in the Drilling, Deepening, or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If

any well Drilled, Reworked, Sidetracked, Deepened, Recompleted, or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if ~~the~~ Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. On commencement of operations for the Drilling, Reworking, Sidetracking, Recompleting, Deepening, or Plugging Back of any well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have forever and irrevocably relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of the Non-Consenting Party's interest in the well and share of production from it or, in the case of a Reworking, Sidetracking, Deepening, Recompleting, or Plugging Back, or a Completion pursuant to Article VI.C.1. (Drilling and Development; Completion of Wells; Reworking and Plugging Back; Completion) Option No. 2, all of the Non-Consenting Party's interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. ~~This relinquishment shall be effective until the proceeds of the sale of that share, calculated at the well, or its market value if that share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty, and other interests not excepted by Article III.C. [Interest of Parties; Subsequently Created Interests] payable out of or measured by the production from the well accruing with respect to the interest until it reverts), shall equal the total of the following:~~

~~(i) ________% of each Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment, and piping), plus 100% of each Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article; it being agreed that each Non-Consenting Party's share of these costs and equipment will be that interest which would have been chargeable to the Non-Consenting Party had it participated in the well from the beginning of the operations; and,~~

~~(ii) ________% of: (a) that portion of the costs and expenses of Drilling, Reworking, Sidetracking, Deepening, Plugging Back, Testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C. (Acquisition; Maintenance or Transfer of Interest; Acreage or Cash Contributions); and, of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to the Non-Consenting Party if it had participated in the acquisition of the equipment.~~

~~Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice of this to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. (Drilling and Development; Subsequent Operations; Order of Preference of Operations) to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which~~

the well was drilled, and each Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4.(a) (Drilling and Development; Subsequent Operations; Deepening). If any Non-Consenting Party does not elect to participate in the first Completion proposed for the well, the relinquishment provisions of this Article VI.B.2.(b) (Drilling and Development; Subsequent Operations; Operations by Less Than All Parties), shall apply to the Party's interest.

(c) **Reworking, Recompleting, or Plugging Back.** An election not to participate in the Drilling, Sidetracking, or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in a well, or portion of it, to which the initial non-consent election applied, that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in a well, or portion of it, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Any Reworking, Recompleting, or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operating of the well and there shall be added to the sums to be recouped by the Consenting Parties _______% of that portion of the costs of the Reworking, Recompleting, or Plugging Back operation which would have been chargeable to the Non-Consenting Party had it participated in the operation. If a Reworking, Recompleting, or Plugging Back operation is proposed during the recoupment period, the provisions of this Article VI.B. shall be applicable as between the Consenting Parties in the well.

(d) **Recoupment Matters.** During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds of that production; Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty, and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.C. (Interests of Parties; Subsequently Created Interests).

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting, or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing, and other equipment in the well, but the ownership of all that equipment shall remain unchanged; and on abandonment of a well after the Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all the equipment to the owners of it, with each Party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the Party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of Drilling, Sidetracking, Deepening, Plugging Back, Testing, Completing,

Recompleting, and equipping the well for production; or, at its option, the operating Party, in lieu of an itemized statement of the costs of operation, may submit a detailed statement of monthly billings. Each following month, during the time the Consenting Parties are being reimbursed, as provided above, the Party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as, metering or periodic well tests. Any amount realized from the sale or other disposition of newly acquired equipment in connection with any operation which would have been owned by a Non-Consenting Party had it participated in its acquisition shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of the Non-Consenting Party shall revert to it, as provided above; and, if there is a credit balance, it shall be paid to the Non-Consenting Party.

If and when the Consenting Parties recover from a Non Consenting Party's relinquished interest the amounts provided for above, the relinquished interests, of the Non Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which the recoupment occurs, and, from and after the reversion, the Non Consenting Party shall own the same interest in the well, the material and equipment in or pertaining to it, and the production from it as the Non-Consenting Party would have been entitled to had it participated in the Drilling, Sidetracking, Reworking, Deepening, Recompleting, or Plugging Back of the well. After that time, the Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of well in accordance with the terms of this Agreement and Exhibit "C."

Optional Alternative to Article VI.B.2. If this Option is selected, it shall supercede and control over Article VI.B.2.

Notwithstanding anything in Article VI.B.2 to the contrary, any Non-Consenting Party, shall forfeit and convey to the Consenting Parties all of its interest in the proposed well and lands constituting the proration, producing, or spacing unit allocable to it by the appropriate conservation agency at that time. If there is no established proration, producing, or spacing unit, then the amount of acreage in the unit shall be deemed to be forty (40) acres in the form of a square for a well proposed as an oil well and one hundred sixty (160) acres in the form of a square for a well proposed as a gas well. If applicable spacing or field rules are established within one (1) years from the date the well is drilled or completed, whichever is the later date, that increase the size of the permitting unit, then the Non-Consenting Party shall forfeit and convey to the Consenting Parties its interest in sufficient acreage to have forfeited the proration, producing, or spacing unit as permitted by the applicable conservation agency as of the end of that one (1) year period.

SB
DW

3. **Stand-By Costs:** When a well which has been Drilled or Deepened has reached its authorized depth, and all tests have been completed and the results of those tests furnished to the Parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F. (Drilling and Development; Termination of Operations), stand-by costs incurred pending response to a Party's notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in a well (including the period required under Article VI.B.6. [Drilling and Development; Subsequent Operations; Order of Preference of Operations] to resolve competing proposals) shall be charged and borne as part of the Drilling or Deepening operation just completed. Stand-by costs subsequent to all Parties responding, or expiration of the response time permitted, whichever occurs first, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2.(a) (Drilling and Development; Subsequent Operations; Operations by Less Than All Parties; Determination of Participation), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, the stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest, as shown on Exhibit "A," bears to the total interest, as shown on Exhibit "A," of all Consenting Parties.

In the event a notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional days after expiration of the forty-eight (48) hour response period specified in Article VI.B.1. (Drilling and Development; Subsequent Operations; Proposed Operations) within which to respond by paying for all stand-by costs and other costs incurred during the extended response period. Operator may require the requesting Party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one Party elects to take additional time to respond to the notice, standby costs shall be allocated between the Parties taking the additional time to respond on a day-to-day basis in the proportion each electing Party's interest, as shown on Exhibit "A," bears to the total interest shown on Exhibit "A," of all the electing Parties.

~~4. **Deepening:** If less than all the Parties elect to participate in a Drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1. (Drilling and Development; Subsequent Operations; Proposed Operations), the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. (Drilling and Development; Subsequent Operations; Operation by Less Than All Parties) shall relate only and be limited to the lesser of: (i) the total depth actually drilled; or, (ii) the objective depth or Zone of which the Parties were given notice under Article VI.B.1. (Drilling and Development; Subsequent Operations; Proposed Operations)(the "Initial Objective"). The well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.~~

~~In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, the Party shall give notice of that, complying with the requirements of Article VI.B.1.~~ (Drilling and Development~~; Subsequent Operations; Proposed Operations), to all Parties (including Non-Consenting Parties). Then, Articles VI.B.1. and 2. (Drilling and Development; Subsequent Operations; Proposed Operations; and Operations by Less Than All Parties) shall apply and all Parties receiving the notice shall have the right to~~

participate or not participate in the Deepening of the well pursuant to Articles VI.B.1. and 2. (Drilling and Development; Subsequent Operations; Proposed Operations; and Operations by Less Than All Parties). If a Deepening operation is approved pursuant to those provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, the Non Consenting Party shall pay or make reimbursement (as the case may be) of the following costs and expenses:

(a) If the proposal to Deepen is made prior to the Completion of the well as a well capable of producing in paying quantities, the Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of the well from the surface to the Initial Objective which Non-Consenting Party would have paid had the Non-Consenting Party agreed to participate in it, plus the Non-Consenting Party's share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, the Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of Drilling, Completing, and Equipping the well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering the well. The Non-Consenting Parties' proportionate part (based on the percentage of the well the Non-Consenting Party would have owned had it previously participated in the Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with the well shall be determined in accordance with Exhibit "C." If the Consenting Parties have recouped the cost of Drilling, Completing, and Equipping the well at the time the Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening.

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of a well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F. (Drilling and Development; Termination of Operations).

4. Reserved

5. **Sidetracking:** Any Party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, on electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of the Party's proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. The Party's proportionate share of the cost of the well's salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit "C."

6. **Order of Preference of Operations.** Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that conflicts with a proposal that has been made a Party under this Article VI. (Drilling and Development), the Party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, from delivery of the initial proposal, if a drilling rig is on location for the well on which the operation is to be conducted, to deliver to all Parties entitled to participate in the proposed operation the Party's alternative proposal, with the alternate proposal to contain the same information required to be included in the initial proposal. Each Party receiving the proposals shall elect, by delivering a notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any Party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of Parties owning the largest aggregate percentage interest ~~of~~in the ~~Parties~~proposed ~~voting~~operation shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail. Operator shall deliver notice of the result to all Parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, if a drilling rig is on location). Each Party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of that notice to elect, by delivering a notice to Operator, to participate in the operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2. (Drilling and Development; Subsequent Operations; Operations by Less Than All Parties). The failure by a Party to deliver a notice within that time period shall be deemed an election **not** to participate in the prevailing proposal.

7. **Conformity to Spacing Pattern.** Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be Drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless the proposed well conforms to the then-existing well spacing pattern for the Zone.

8. **Paying Wells.** No Party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this Agreement with respect to any well then capable of producing in paying quantities except with the consent of all Parties that have not relinquished their interests in the well at the time of the operation.

C. **Completion of Wells; Reworking and Plugging Back:**

1. **Completion:** Without the consent of all Parties, no well shall be Drilled, Deepened, or Sidetracked, except any well Drilled, Deepened, or Sidetracked pursuant to the provisions of Article VI.B.2. (Drilling and Development; Subsequent Operations; Operations by Less Than All Parties) of this Agreement. Consent to the Drilling, Deepening, or Sidetracking shall include:

X **Option No. 1:** All necessary expenditures for the Drilling, Deepening, or Sidetracking, Testing, Completing, and Equipping of the well, including necessary tankage and/or surface facilities.

Option No. 2: All necessary expenditures for the Drilling, Deepening, or Sidetracking and Testing of the well. When the well has reached its authorized depth, and all logs, cores, and other tests have been completed, and the results of them furnished to the Parties, Operator shall give immediate notice to ~~the~~ Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator's AFE for Completion costs if not previously provided. The Parties receiving the notice shall have forty-eight (48) hours in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make an alternate Completion proposal with an accompanying AFE. Operator shall deliver any completion proposal, or any Completion proposal conflicting with Operator's proposal, to the other Parties entitled to participate in the Completion in accordance with the procedures specified in Article VI.B.6. (Drilling and Development; Subsequent Operations; Order of Preference of Operations). Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and Equipping of a well, including necessary tankage and/or surface facilities, but excluding any stimulation operation not contained on the Completion AFE. Failure of any Party receiving the notice to reply within the period above fixed shall constitute an election by that Party **not** to participate in the cost of the Completion attempt; provided, that Article VI.B.6. (Drilling and Development; Subsequent Operations; Order of Preference of Operations) shall control in the case of conflicting Completion proposals. If one or more, but less than all of the Parties, elect to attempt a Completion, the provisions of Article VI.B.2. (Drilling and Development; Subsequent Operations; Operations by Less Than All Parties) (the phrase "Reworking, Sidetracking, Deepening, Recompleting or Plugging Back" as contained in Article VI.B.2. shall be deemed to include "Completing") shall apply to the operations later conducted by less than all Parties; provided, however, that Article VI.B.2 shall apply separately to each separate Completion or Recompletion attempt undertaken, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a Party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless of whether the Consenting Parties as to earlier Completions or Recompletions have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting Party to participate in a subsequent Completion or Recompletion attempt shall require a Party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the

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previous Completion or Recompletion attempt, insofar and only insofar as the materials and equipment benefit the Zone in which the Party participates in a Completion attempt.

2. **Rework, Recomplete or Plug Back:** No well shall be Reworked, Recompleted, or Plugged Back, except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. (Drilling and Development; Subsequent Operations; Operations by Less Than All Parties) of this Agreement. Consent to the Reworking, Recompleting, or Plugging Back of a well shall include all necessary expenditures in conducting the operations and Completing and Equipping the well, including necessary tankage and/or surface facilities.

D. Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Fifty Thousand Dollars ($50,000) except in connection with the Drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting, or Plugging Back of a well that has been previously authorized by the terms of this Agreement; provided, however, that, in case of explosion, fire, flood, or other sudden emergency, whether of the same or different nature, Operator may take all steps and incur all expenses as, in its opinion, are required, to deal with the emergency to safeguard life and property, but Operator, as promptly as possible, shall report the emergency to the other Parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator requesting it an information copy of that AFE for any single project costing in excess of Fifty Thousand Dollars ($50,000). ~~Any Party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by a separate agreement between the Parties) reasonably estimated to require an expenditure in excess of the amount set forth above in this Article VI.D. except in connection with an operation required to be proposed under Articles VI.B.1. (Drilling and Development; Subsequent Operations; Operations by Less Than All Parties) or VI.C.1. Option No. 2, [Drilling and Development; Subsequent Operations; Completion of Wells; Reworking and Plugging Back] which shall be governed exclusively by those Articles). Operator shall deliver the proposal to all Parties entitled to participate in them. If within thirty (30) days after that time Operator secures the written consent of any Party or Parties owning at least ________% of the interests of the Parties entitled to participate in the operation, each Party having the right to participate in the project shall be bound by the terms of the proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to the project pursuant to the terms of the proposal.~~

E. Abandonment of Wells:

1. **Abandonment of Dry Holes:** Except for any well drilled or Deepened pursuant to Article VI.B.2. (Drilling and Development; Subsequent Operations; Operations by Less Than All Parties), any well which has been Drilled or Deepened under the terms of this Agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the

consent of all Parties. Should Operator, after diligent effort, be unable to contact any Party, or should any Party fail to reply within forty-eight (48) hours after delivery of a notice of the proposal to plug and abandon the well, the Party shall be deemed to have consented to the proposed abandonment. All wells shall be plugged and abandoned in accordance with applicable regulations at the cost, risk, and expense of the Parties who participated in the cost of Drilling or Deepening the well. ~~Any Party who objects to plugging and abandoning a well by notice delivered to Operator within forty-eight (48) hours after delivery of notice of the proposed plugging shall take over the well as of the end of the forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B. (Drilling and Development; Subsequent Operations). The failure of a Party to provide proof reasonably satisfactory to Operator of the Party's financial capability to conduct the operations or to take over the well within the period or to then conduct operations on the well or plug and abandon the well, shall entitle Operator to retain or take possession of the well and plug and abandon the well. The Party taking over the well shall indemnify Operator (if Operator is an abandoning Party) and the other abandoning Parties against all liability for further operations conducted on the well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning Parties shall remain proportionately liable.~~

2. **Abandonment of Wells That Have Produced:** Except for any well in which a Non-Consent operation has been conducted ~~for which the Consenting Parties have not been fully reimbursed~~, as provided for in this Agreement, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all Parties. If all Parties consent to the abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk, and expense of all the Parties. Failure of a Party to reply within ~~sixty~~fifteen (~~60~~15) days of delivery of a notice of proposed abandonment shall be deemed an election to consent to the proposal. ~~If, within sixty (60) days after delivery of the notice of the proposed abandonment of any well, all Parties do not agree to the abandonment of the well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning Party) and the other abandoning Parties against liability for any further operations on the well conducted by those Parties. Failure of the Party or Parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct those operations, or to take over the well within the required period, or to later conduct operations on the well, shall entitle Operator to retain or take possession of the well and plug and abandon the well.~~

~~Parties taking over a well, as provided above, shall tender to each of the abandoning Parties their proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning Parties shall tender to the non-abandoning Parties, their proportionate shares of the estimated excess cost. Each abandoning Party shall assign to the non-abandoning Parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related~~

equipment, together with its interest in the Leasehold insofar and only insofar as the Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning Party is or includes an Oil and Gas Interest, that Party shall execute and deliver to the non-abandoning Party or Parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered, the lease to be on the form attached as Exhibit "B." The assignments or leases shall encompass the Drilling Unit on which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based on the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

Afterwards, abandoning Parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. On request, Operator shall continue to operate the assigned well for the account of the non-abandoning Parties at the rates and charges provided for in this Agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. On the proposed abandonment of the producing Zone assigned or leased, the assignors or lessors shall then have the option to repurchase their prior interests in the well (using the same valuation formula) and participate in further operations, subject to the provisions of this Agreement.

3. **Abandonment of Non-Consent Operations:** The provisions of Article VI.E.1. or VI.E.2. above (Drilling and Development; Abandonment of Wells; Abandonment of Dry Holes; and Abandonment of Wells That Have Produced) shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from those Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all Parties having the right to conduct further operations have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E. (Drilling and Development; Abandonment of Wells); and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration costs for the well as provided in Article VI.B.2.(b) (Drilling and Development; Subsequent Operations; Operations by Less Than All Parties).

F. Termination of Operations:

On the commencement of an operation for the Drilling, Reworking, Sidetracking, Plugging Back, Deepening, Testing, Completion, or Plugging of a well, including but not limited to the Initial Well, the operation shall not be terminated without consent of Parties at least bearing 50% of the costs of the operation; provided, however, in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of that condition in the manner provided in Article VI.B.1. (Drilling and Development; Subsequent Operations; Proposed Operations), and the provisions of Article VI.B. (Drilling and Development;

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Subsequent Operations) or VI.E. (Drilling and Development; Abandonment of Wells) shall then apply to operation, as appropriate.

G. Taking Production in Kind: (Select One of the Two Options)

Option No. 1: Gas Balancing Agreement Attached:

Each Party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and exclusive of production unavoidably lost. Any extra expenditure incurred In the taking in kind or separate disposition by any Party of its proportionate share of the production shall be borne by that Party. Any Party taking its share of production in kind shall be required to pay for only its proportionate share of the part of Operator's surface facilities which it uses.

Each Party shall execute division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B. (Expenditures and Liabilities of Parties; Liens and Security Interests), shall be entitled to receive payment directly from the purchaser for its share of all production.

If any Party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, but not the obligation, subject to the revocation at will by the Party owning it but not the obligation, to purchase the Oil or sell it to others at any time and from time to time, for the account of the non-taking Party. Any purchase or sale by Operator may be terminated by Operator on at least ten (10) days written notice to the owner of the production and shall be always subject to the right of the owner of the production on at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other Party's share of Oil shall be only for reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking Party's share of Oil under the terms of any existing contract of Operator shall not give the non-taking Party any interest in or make the non-taking Party a Party to the contract. No purchase shall be made by Operator without first giving the non-taking Party at least ten (10) days written notice of the intended purchase and the price to be paid or the pricing basis to be used.

All Parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in those arrangements. Operator shall maintain records of all marketing

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~~arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators on reasonable request.~~

~~In the event one or more Parties' separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a Party's respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the Parties shall be in accordance with any Gas balancing agreement between the Parties, whether the agreement is attached as Exhibit "E," or is a separate agreement. Operator shall give notice to all Parties of the first sales of Gas from any well under this Agreement.~~

Option No. 2: No Gas Balancing Agreement:

Each Party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any Party of its proportionate share of the production shall be borne by that Party. Any Party taking its share of production in kind shall be required to pay for only its proportionate share of the part of Operator's surface facilities which it uses.

Each Party shall execute division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B. (Expenditures and Liabilities of Parties; Liens and Security Interests), shall be entitled to receive payment directly from the purchaser for its share of all production.

If any Party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the Party owning it, but not the obligation, to purchase the Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking Party. Any purchase or sale by Operator may be terminated by Operator on at least ten (10) days written notice to the owner of the production and shall always be subject to the right of the owner of the production, on at least ten (10) days written notice to Operator, to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any revocation may be deferred, at Operator's election, for a period not to exceed ninety (90) days if Operator has committed the production to a purchase contract having a term extending beyond a ten (10) day period. Any purchase or sale by Operator of any other Party's share of Oil and/or Gas shall only be for reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking Party's share of production under the terms of any existing contract of Operator shall not give the non-

taking Party any interest in or make the non-taking Party a Party to a contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking Party ten (10) days written notice of the intended purchase or sale, and the price to be paid or the pricing basis to be used. Operator shall give notice to all Parties of the first sale of Gas from any well under this Agreement.

All Parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in the arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators on reasonable request.

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the Parties to this Agreement shall be several, not joint or collective. Each Party shall be responsible only for its own obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the Parties in Article VII.B. (Expenditures and Liabilities of Parties; Liens and Security Interests) are given to secure only the debts of each severally, and no Party shall have any liability to third Parties to satisfy the default of any other Party in the payment of any expense or obligation under the terms of this Agreement. It is not the intention of the Parties to create, nor shall this Agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the Parties liable as partners, co-ventures, or principals. **EXCEPT AS IT RELATES TO MARKETING AND THE HANDLING OF MONIES AS SPECIFIED IN ARTICLE V.A. (OPERATOR; DESIGNATION AND RESPONSIBILITIES OF OPERATOR), THE PARTIES SHALL NOT BE CONSIDERED FIDUCIARIES OR TO HAVE ESTABLISHED A CONFIDENTIAL RELATIONSHIP, BUT RATHER SHALL BE FREE TO ACT ON AN ARM'S LENGTH BASIS IN ACCORDANCE WITH THEIR OWN RESPECTIVE INTERESTS.**

B. Liens and Security Interests:

Each Party grants to the other Parties a lien on any and all interest it now owns or later acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any and all interest it now owns or later acquires in the personal property and fixtures on or used or obtained for use in connection with any interest, to secure performance of all of its obligations under this Agreement, including payment of expense, interest and fees, the proper disbursement of all monies paid under the terms of this Agreement, the assignment or relinquishment of interest in Oil and Gas Leases as required by this Agreement, and the proper performance of operations under the terms of this Agreement. The lien and security interest granted by each Party shall include the Party's leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or later acquired and in the lands pooled or unitized with the Contract Area or otherwise becoming subject to this Agreement, the Oil and Gas when extracted, and equipment situated on or used or obtained for use in connection with it (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory, and general intangibles relating to or arising from it, and all proceeds and products of the foregoing.

To perfect the lien and security agreement granted, each Party shall execute and acknowledge the Memorandum of Agreement, recording supplement, and/or any financing statement prepared and submitted by any Party in conjunction with this Agreement or at any time following execution of this Agreement, and Operator is authorized to file this Agreement or the executed Memorandum of Agreement, or recording supplement as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and all other states as Operator shall deem appropriate to perfect the security interest granted. Any Party may file this Agreement, the executed Memorandum of Agreement, recording supplement, or any other documents it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each Party represents and warrants to the other Parties that the lien and security interest granted by the Party to the other Parties shall be a first and prior lien, and each Party agrees to maintain the priority of the lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this Agreement by, through, or under the Party. All Parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this Agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to the interest whether or not the obligations arise before or after the interest is acquired.

To the extent Parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. Bringing of a suit and obtaining a judgment by a Party for the secured indebtedness shall not be deemed an election of remedies or otherwise

affect the lien rights or security interest as security for the payment of any amounts due. In addition, on default by any Party in the payment of its share of expenses, interests or fees, or on the improper use of funds by ~~the~~ Operator, the other Parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of the defaulting Party's share of Oil and Gas until the amount owed by the Party, plus interest as provided in Exhibit "C," has been received, and shall have the right to offset the amount owed against the proceeds from the sale of the defaulting Party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting Party or Parties stating the amount due as a result of the default, and all Parties waive any and all recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any Party fails to pay its share of cost within fifteen (15) days after rendition of a statement for costs by Operator, the non-defaulting Parties, including Operator, shall, on request by Operator, pay the unpaid amount in the proportion that the interest of each Party bears to the interest of all Parties. The amount paid by each Party paying its share of the unpaid amount shall be secured by the liens and security rights described in this Article VII.B. and each paying Party may independently pursue any remedy available under this Agreement or otherwise.

If any Party does not perform all of its obligations under this Agreement, and the failure to perform subjects the Party to foreclosure or execution proceedings pursuant to the provisions of this Agreement, to the extent allowed by governing law, the defaulting Party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each Party grants to the other Parties a power of sale as to any property that is subject to the lien and security rights granted by this Agreement, this power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and on reasonable notice.

Each Party agrees that the other Parties shall be entitled to utilize the provisions of all Oil and Gas lien laws or other lien laws of any state in which the Contract Area is situated to enforce the obligations of each Party subject to this Agreement. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanic's or materialmen's lien laws of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due for services performed or materials supplied by Operator.

C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive, in advance, from one or more of the other Parties payments of their respective shares of the estimated amount of the expense to be incurred in operations~~ during the next succeeding month~~, which right may be exercised only by submitting to each Party an itemized ~~statement~~AFE of the estimated expense, together with an invoice for the Party's share of the estimated amount of expenses~~. Each statement and invoice for the advance payment of estimated expense shall be submitted on or before the 20th day of the next preceding month~~. Each Party shall pay to

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Operator its proportionate share of the estimate within fifteen (15) days after the estimate and invoice is received. If any Party fails to pay its full share of the estimate within that time, the amount duePartyParty shall bear interest as providedbe deemed to have elected not to participate in Exhibit "C" until paidthe well and shall be considered a Non-Consenting Party per Article VI. B.2. Proper adjustment shall be made monthly between advances and actual expense to the end that each Party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Defaults and Remedies:,

If any Party, at any time during this Agreement, a Non-Operator fails to discharge any financial obligation under this Agreement, including without limitation the failure to make any advance payment as provided for in Article VII.C. above, or any other provision of this Agreement or the JPA, within the period required for payment, then in addition to the remedies provided in Article VII.B. (Expenditures and Liabilities of Parties; Liens and Security Interests) or elsewhere in this Agreement or the JPA, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any notice and election requested by a non-defaulting Non-Operator, and when Operator is the Party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting Party.

1. **Suspension of Rights:** Any Party may deliver to the Party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take the action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of the Notice of Default, all of the rights of the defaulting Party granted by this Agreement may, on notice, be suspended until the default is cured, without prejudice to the right of the non-defaulting Party or Parties to continue to enforce the obligations of the defaulting Party previously accrued or later accruing under this Agreement. If Operator is the Party in default, the Non-Operators shall have in addition this right, by vote of Non-Operators owning a majority in interest in the Contract Area, after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting Party that may be suspended at the election of the non-defaulting Parties shall include, without limitation, the right to receive information as to any operation conducted under this Agreement during the period of the default, the right to elect to participate in an operation proposed under Article VI.B. (Drilling and Development; Subsequent Operations) of this Agreement, the right to participate in an operation being conducted under this Agreement even if the Party has previously elected to participate in the operation, and the right to receive proceeds of production from any well subject to this Agreement.

2. **Suit for Damages:** Non-defaulting Parties, or Operator for the benefit of non-defaulting Parties, may sue (at joint account expense) to collect the amounts in default, plus interest accruing on those amounts recovered, from the date of default until the date of

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collection, at the rate specified in Exhibit "C." Nothing shall prevent any Party from suing any defaulting Party to collect consequential damages accruing to the Party as a result of the default.

3. **Deemed Non-Consent:** The non-defaulting Party may deliver a written Notice of Non-Consent Election to the defaulting Party at any time after the expiration of the thirty (30) day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the Plugging Back, Sidetracking, Reworking, or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting Party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party under Article VI.B. or VI.C. (Drilling and Development; Subsequent Operations; and Completion of Wells; Reworking and Plugging Back), as the case may be, to the extent of the costs unpaid by the Party, notwithstanding any election to participate previously made. If an election is made to proceed under this provision, then the non-defaulting Parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2. (Expenditures and Liabilities of Parties; Defaults and Remedies; Suit for Damages).

Until the delivery of the Notice of Non-Consent Election to the defaulting Party, the Party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit "C"; provided, however, the payment shall not prejudice the rights of the non-defaulting Parties to pursue remedies for damages incurred by the non-defaulting Parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting Parties in proportion to their interests, and the non-defaulting Parties electing to participate in the ownership of the interest shall be required to contribute their shares of the defaulted amount on their election to participate in the interest.

4. **Advance Payment:** If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting Party, may then require advance payment from the defaulting Party of the defaulting Party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this Agreement, whether or not the expense was the subject of the previous default. The right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well for which an election to participate in drilling or Completion has been made. If the defaulting Party fails to pay the required advance payment, the non-defaulting Parties may pursue any of the remedies provided for in this Article VII.D. or any other default remedy provided elsewhere in this Agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing Party.

5. **Costs and Attorneys' Fees:** If any Party is required to bring legal proceedings to enforce any financial obligation of a Party to this Agreement, the prevailing Party in the action shall be entitled to recover all court costs, costs of collection, and reasonable attorney's fees, which shall also be secured by the lien provided for in this Agreement.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments, and minimum royalties which may be required under the terms of any Lease shall be paid by the Party or Parties who subjected the Lease to this Agreement at its or their expense. In the event two or more Parties own and have contributed interests in the same Lease to this Agreement, the Parties may designate one of the Parties to make payments for and on behalf of all the Parties. Any Party may request, and shall be entitled to receive proper evidence of all these payments. In the event of a failure to make a proper payment of any rental, shut-in well payment, or minimum royalty through mistake or oversight where the payment is required to continue the Lease in force, any loss which results from the non NON-OPERATOR ACKNOWLEDGES THAT FAILURE BY IT TO PROMPTLY PAY ITS REQUIRED FINANCIAL OBLIGATIONS AS AND WHEN DUE HAS CAUSED AND WOULD CONTINUE TO CAUSE SEVERE HARDSHIP TO OPERATOR BECAUSE OF THE ONGOING REQUIREMENTS TO PROCEED WITH THE DRILLING PROGRAM IN THE CONTRACT AREA. NOT ONLY ARE THERE THE DRILLING COMMITMENTS THAT ARE SET FORTH IN THE APPLICABLE LEASES AND OTHER CONTRACT AREA DOCUMENTS BUT DUE TO CURRENT HIGH OIL AND GAS COMMODITY PRICES THERE IS HIGH DEMAND FOR DRILLING RIGS, EQUIPMENT AND PERSONNEL WHICH REQUIRES THAT OPERATOR MAKE COMMITMENTS TO THIRD PARTY PROVIDERS WHO ARE IN A COMPETITIVE POSITION TO REQUIRE SEVERE PENALTIES FOR FAILURE TO MEET SUCH THIRD PARTY DEMANDS AND/OR TO REFUSE TO PROVIDE SUCH EQUIPMENT AND SERVICES. FAILURE TO BE ABLE TO PROCEED WITH DRILLING OPERATIONS COULD JEOPARDIZE OPERATOR'S INTERESTS IN THE CONTRACT AREA, EXPOSE IT TO INABILITY TO OBTAIN EQUIPMENT AND SERVICES FOR THIS AND OTHER OPERATOR ACTIVITIES AND COULD CAUSE ACTIVITIES TO BECOME UNECONOMIC IF NOT ABLE TO BE COMMENCED DURING THIS COMMODITY PRICE WINDOW AS WELL AS FORCE OPERATOR INTO DETRIMENTAL CIRCUMSTANCES TO SEEK TO PROVIDE ALTERNATIVE SOURCES OF FUNDS IN THE FACE OF NON-OPERATOR'S ONGOING FAILURES TO PAY FUNDS WHEN DUE OR FOREGO OTHER BUSINESS OPPORTUNITIES. NON-payment shall be borne in accordance with the provisions of Article IVOPERATOR ACKNOWLEDGES AND AGREES THAT PROVISIONS IN THIS AGREEMENT ARE REASONABLE AND PRUDENT AND CONSISTENT WITH COMMON TRANSACTION TERMS IN THE OIL AND GAS INDUSTRY.B NON-OPERATOR IS A KNOWLEDGEABLE AND SOPHISTICATED INVESTOR AND FULLY AGREES TO AND ACCEPTS SUCH TERMS.2. (Titles; Loss or Failure of Title; Loss by Non Payment or Erroneous Payment of Amount Due).

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days prior to taking the action, or at the earliest opportunity permitted by circumstances, but assumes no liability for the failure to do so. In the event of a failure by Operator to so notify Non-Operators, the loss of any Lease contributed by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the Parties under the provisions of Article IV

E. Reserved.B.3. (Titles; Loss or Failure of Title; Other Losses).

F. Taxes:

Beginning with the first calendar year after the effective date of this Agreement, Operator shall render for ad valorem taxation all property subject to this Agreement which by law should be rendered for taxes, and it shall pay all taxes assessed before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties, and production payments) on Leases and Oil and Gas Interests contributed by Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties, or production payments, the resulting reduction in ad valorem taxes shall inure to the benefit of the owner or owners of that Lease, and Operator shall adjust the charge to the owner or owners to reflect the benefit of the reduction. If the ad valorem taxes are based in whole or in part on separate valuations of each Party's working interest, then charges to the joint account shall be made and paid by the Parties in accordance with the tax value generated by each Party's working interest. Operator shall bill the other Parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C."

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all Parties agree to abandon the protest prior to final determination. During the pendency of an administrative or judicial proceeding, Operator may elect to pay, under protest, all taxes and any interest and penalty. When any protested assessment has been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the Parties, and be paid by them, as provided in Exhibit "C."

Each Party shall pay or cause to be paid all production, severance, excise, gathering, and other taxes imposed on or with respect to the production or handling of a Party's share of Oil and Gas Produced under the terms of this Agreement.

ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this Agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all Parties consent to it. However, should any Party desire to surrender its interest in any Lease or in any portion of a Lease, the Party shall give written notice of the proposed surrender to all other Parties, and the Parties to whom the notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the Party proposing the surrender whether they elect to consent to the surrender. The failure of a Party to whom a notice is delivered to reply within the 30-day period shall be deemed to constitute a consent to the surrender of the Lease(s) described in the notice. If all Parties do not agree or consent to the surrender, the Party desiring to surrender shall assign, without warranty of title express or implied, all of its interest in the Lease, or portion of the Lease, and any well, material, and equipment which may be located on it and any rights in production after the effective date of the assignment to the Parties not consenting to the surrender. If the interest of the assigning Party is or includes an Oil and Gas Interest, the assigning Party shall execute and deliver to the Party or Parties not consenting to the surrender an oil and gas lease covering the Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered by that lease, which lease is to be on the form attached as Exhibit "B." On the assignment or lease, the assigning Party shall be relieved from all obligations accruing after (but not before) the effective date of the assignment or lease, with respect to the interest assigned or leased and the operation of any well, and the assigning Party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The Party that is the assignee or lessee shall pay to the Party that is the assignor or lessor the reasonable salvage value of the latter's interest in any well's salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If the value is less than those costs, then the Party that is the assignor or lessor shall pay to the Party that is the assignee or lessee the amount of the deficit. If the assignment or lease is in favor of more than one Party, the interest shall be shared by those Parties in the proportions that the interest of each bears to the total interest of all the Parties. If the interest of the Parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect those variances.

Any assignment, lease, or surrender made under this provision shall not reduce or change the assignor's, lessor's, or surrendering Party's interest as it was immediately before the assignment, lease, or surrender in the balance of the Contract Area; and, the acreage assigned, leased, or surrendered, and subsequent operations on the assigned, leased, or surrendered Lease shall no longer be subject to the terms and provisions of this Agreement but shall be deemed subject to an Operating Agreement in the form of this Agreement.

B. Renewal or Extension of Leases:

If any Party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this Agreement, then all other Parties shall be promptly notified of the acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly on expiration of the existing Lease. The Parties notified shall have the right for a period of thirty (30) days following delivery of the notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as the Lease affects lands within the Contract Area, by paying to the Party who acquired it their proportionate shares of the acquisition cost allocated to that part of the Lease within the Contract Area, which shall be in proportion to the interests held at that time by the Parties in the Contract Area. Each Party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest in it by the acquiring Party.

If some, but less than all, of the Parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the Parties, who elect to participate, in a ratio based on the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all Parties participating in the purchase of the renewal or replacement Lease. The acquisition of a renewal or replacement Lease by all of the Parties shall not cause a readjustment of the interests of the Parties stated in Exhibit "A," but any renewal or replacement Lease in which less than all Parties elect to participate shall not be subject to this Agreement but shall be deemed subject to a separate Operating Agreement in the form of this Agreement.

If the interests of the Parties in the Contract Area vary according to depth, then their right to participate proportionately in any renewal or replacement Leases and their right to receive an assignment of interest shall also reflect those depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest in the area. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this Agreement is in effect at the time of the acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this Agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C. ~~Acreage-or-~~Cash Contributions:

While this Agreement is in force, if any Party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, the contribution shall be paid to the Party who conducted the drilling or other operation and shall be applied by it against the cost of the drilling or other operation. ~~If the contribution is in the form of acreage, the Party to~~

~~whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions the Drilling Parties shared the cost of drilling the well. The acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this Agreement. Each Party shall promptly notify all other Parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. These provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside the Contract Area.~~

If any Party contracts for any consideration relating to disposition of the Party's share of produced substances, the consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignment; Maintenance of Uniform Interest:

In the event any Party to this Agreement creates a necessity for separate measurement facilities by virtue of any encumbrance or conveyance, that Party and its assignees shall, alone, bear the costs of acquisition, operation, maintenance, and repairs of the facility.

Every sale, encumbrance, transfer or other disposition made by any Party shall be made expressly subject to this Agreement and shall be made without prejudice to the right of the other Parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a Party to this Agreement as to the interest conveyed, from and after the effective date of the transfer of ownership; provided, however, that the other Parties shall not be required to recognize any sale, encumbrance, transfer, or other disposition for any purpose until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence in writing from the transferor or transferee. No assignment or other disposition of interest by a Party shall relieve the assigning Party of obligations previously incurred by that Party with respect to the interest transferred, including without limitation the obligation of that Party to pay all costs attributable to an operation conducted under the terms of this Agreement in which the Party has agreed to participate prior to making an assignment, and the lien and security interest granted by Article VII.B. (Expenditures and Liability of Parties; Liens and Security Interests) shall continue to burden the transferred interest to secure payment of any of those obligations.

If, at any time the interest of any Party is divided among and owned by four or more co-owners, Operator, at its discretion, may require co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for, and approve and pay the Parties' share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of the Party's interest within the scope of the operations covered or subject to this Agreement; however, all the co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds from Oil and Gas produced. If a trustee or agent is not appointed within thirty (30) days after written notice from Operator to the Parties, Operator shall have the right to appoint a trustee or agent from the group of Parties and the appointment shall be binding on all of those Parties.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered by this Agreement is located, each Party owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest.

F. Preferential Right to Purchase:

Check one:

☒ **Applicable.**

Not Applicable.

If the Preferential Right to Purchase provision is marked "Applicable," should any Party desire to sell all or any part of its interests under this Agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other Parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other Parties shall then have an optional prior right, for a period of ~~ten~~thirty (~~10~~30) days after the notice is delivered, to purchase for the stated consideration, on the same terms and conditions, the interest which the other Party proposes to sell; and, if this optional right is exercised, the purchasing Parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing Parties.~~ However, there shall be no preferential right to purchase in those cases where any Party wishes to mortgage its interests, to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, sell the properties included in a "large transaction," as defined below, to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any Party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which the Party owns a majority of the stock. For the purposes of this provision, a "large transaction" shall mean a sale of an interest in more than _____ well(s), wherever located, and if a Party's interest in the Contract Area is included in a "large transaction," the preferential purchase right provided for in this provision shall not be applicable.~~

G. Area of Mutual Interest:

Check one:

Applicable.

☒ **Not Applicable.**

If the Area of Mutual Interest provision is marked "Applicable," except for acquisitions made pursuant to Article IV.B.1. (Titles;~~-~~Loss or Failure of Title; Failure of Title) and Article

VIII.B., C. and F., any Party who acquires an interest in oil and gas within the Contract Area or within one-half (l/2) mile of the outer perimeter of the Contract Area shall give notice in writing to all of the other Parties which notice shall contain the description of the interest acquired, the consideration paid for it and all other pertinent information necessary to describe the acquisition. All Parties receiving the notice shall have fifteen (15) days from receipt to advise the acquiring Party in writing of its election to participate in the acquisition. Any Party failing to provide timely notice shall then waive all rights have no right to participate in the acquisition. All Parties electing to participate in the acquisition shall furnish the acquiring Party notice of their election to participate to the extent of their proportionate part (the same interest which they have in the Contract Area) of the cost of the acquisition, failing in which their affirmative responses shall not be deemed effective and shall not entitle the Party to participate in the acquisition. If any Party elects not to participate in the acquisition, the acquiring Party shall notify all other Parties of the refusal and all other Parties shall have the same right to respond within the following fifteen (15) days as required in the case of the first notice. The acquiring Parties agree to execute all assignments and conveyances as are necessary to reflect the acquisition as a matter of record as soon as reasonably possible after determination of the interests of the Parties pursuant to the foregoing provisions. There shall be no obligation of any Party with respect to acquisitions outside the area covered by this provision. The provisions of this paragraph shall terminate at the earlier of: (1) termination of this Operating Agreement; or, (2) twenty (20) years from the date of this Agreement. Parties participating in an acquisition shall be subject to the provisions of this Operating Agreement which shall be referenced in the documents of title reflecting the acquisition.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this Agreement and the operations under it are regarded as a partnership, and if the Parties have not otherwise agreed to form a tax partnership pursuant to Exhibit "G" or other agreement between them, each affected Party elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended (the "Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated under it. Operator is authorized and directed to execute on behalf of each affected Party the evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761. Should there by any requirement that each affected Party give further evidence of this election, each Party shall execute documents and furnish any other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No Party shall give any notices or take any other action inconsistent with this election. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each affected Party shall make this election as may be permitted or required by those laws. In making this election, each Party states that the income derived by the Party from

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operations under this Agreement can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third Party damage claim or suit arising from operations under this Agreement if the expenditure does not exceed Twenty Thousand Dollars ($20,000), and if the payment is in complete settlement of the claim or suit. If the amount required for settlement exceeds this amount, the Parties shall assume and take over the further handling of the claim or suit, unless that authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging a claim or suit shall be at the joint expense of the Parties participating in the operation from which the claim or suit arises. If a claim is made against any Party or if any Party is sued on account of any matter arising from operations under this Agreement over which the individual has no control because of the rights given Operator by this Agreement, the Party shall immediately notify all other Parties, and the claim or ~~suite~~suit shall be treated as any other claim or suit involving operations under this Agreement.

ARTICLE XI.
FORCE MAJEURE

If any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to indemnify or make money payments or furnish security, that Party shall give all other Parties prompt written notice of the force majeure with reasonably full particulars concerning it; the obligations of the Party giving the notice, so far as it is affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, or other act of nature, explosion, governmental action, governmental delay, restraint, or inaction, unavailability of equipment, acts of terrorism, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; how all difficulties shall be handled shall be entirely within the discretion of the Party concerned.

ARTICLE XII.
NOTICES

All notices authorized or required between the Parties by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, facsimile or any other form of electronic delivery, postage

or charges prepaid, and addressed to the Parties at the addresses listed on Exhibit "A." All telephone, electronic delivery, or oral notices permitted by this Agreement shall be confirmed immediately by written notice. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom the notice is directed, and the time for the Party to deliver any notice in response to the notice received shall run from the date the originating notice is received. "Receipt" for purposes of this Agreement with respect to a written notice delivered shall be actual delivery of the notice to the address of the Party to be notified specified in accordance with this Agreement, or to the telecopy or facsimile of the Party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier, or on transmittal by facsimile, or when personally delivered to the Party to be notified, provided, that when a response is required within 24 or 48 hours, the response shall be given orally or by telephone, telecopy or other facsimile within that period. Each Party shall have the right to change its address at any time, and from time to time, by giving written notice of the change to all other Parties. If a Party is not available to receive notice orally or by telephone when a Party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.
TERM OF AGREEMENT

This Agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject to it for the period of time selected below; provided, however, no Party shall ever be construed as having any right, title, or interest in or to any Lease or Oil and Gas Interest contributed by any other Party beyond the term of this Agreement.

☒ **Option No. 1:** So long as any of the Oil and Gas Leases subject to this Agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.

Option No. 2: In the event the well described in Article VI.A. (Drilling and Development; Initial Well), or any subsequent well drilled under any provision of this Agreement, results in the completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this Agreement shall continue in force so long as any well is capable of production, and for an additional period of ________ days after that time; provided, however, if, prior to the expiration of additional period, one or more of the Parties are engaged in Drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Recomplete a well or wells, this Agreement shall continue in force until the operations have been completed and if production results, this Agreement shall continue in force as provided in this Agreement. In the event the well described in Article VI.A. (Drilling and Development; Initial Well), or any subsequent well drilled, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this Agreement shall terminate unless Drilling, Deepening, Sidetracking, Completing, Recompleting, Plugging Back, or Reworking operations are commenced within ________ days from the date of abandonment of the well.

"Abandonment" for these purposes shall mean either: (i) a decision by all Parties not to conduct any further operations on the well; or, (ii) the lapse of 180 days from the conduct of any operations on the well, whichever first occurs.

The termination of this Agreement shall not relieve any Party from any expense, liability, or other obligation or any remedy which has accrued or attached prior to the date of termination.

On termination of and the satisfaction of all obligations under this Agreement, in the event a Memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each Party agrees to execute a notice of termination as to Operator's interest, on request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations, and Orders:

This Agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of that state; and, to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B. Governing Law:

This Agreement and all matters pertaining to it, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of California shall govern.

C. Regulatory Agencies:

Nothing in this Agreement shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations, or orders promulgated under those laws in reference to oil, gas, and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations under this Agreement, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims, and causes of action arising out of, incident to, or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations, or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent the interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for the Non-Operator's share of production or any refund, fine,

levy, or other governmental sanction that Operator may be required to pay as a result of an incorrect interpretation or application, together with interest and penalties owing by Operator as a result of any incorrect interpretation or application.

ARTICLE XV.
MISCELLANEOUS

A. Execution:

This Agreement shall be binding on each Non-Operator when this Agreement or a counterpart of it has been executed by the Non-Operator and Operator even though this Agreement is not then or later executed by all of the Parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which in fact, own an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this Agreement, which notice is given at any time prior to the actual spud date of the Initial Well but in no event later than five (5) days prior to the date specified in Article VI.A. (Drilling and Development; Initial Well) for commencement of the Initial Well, terminate this Agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of a termination by Operator, all further obligations of the Parties to this Agreement shall cease as of the termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs, all sums advanced shall be returned to the Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution of this Agreement by all persons listed on Exhibit "A" as having a current working interest in the well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to that person under this Agreement if the person had executed the same and Operator shall receive all revenues which would have been received by that person under this Agreement if the person had executed this Agreement.

B. Successors and Assigns:

This Agreement shall be binding on and shall inure to the benefit of the Parties to it and their respective heirs, devisees, legal representatives, successors, and assigns, and the terms of this Agreement shall be deemed to run with the Leases or Interests included within the Contract Area. However, notwithstanding the provisions of the immediate preceding sentence, in the event of a sale by ~~the~~ Operator of all of its interest in the Contract Area, the provisions of Article V.B. (Operator; Resignation or Removal of Operator and Selection of Successor) shall apply to the end that there shall be an election of a Successor Operator pursuant to the provisions of Article V.B.

C. Counterparts:

No assignment or transfer shall be effective unless and until the assignee or transferee agrees in writing to take the assigned or transferred interest subject to this Agreement and to assume its proportionate share of all obligations and restrictions created by this Agreement with respect to the interest assigned or transferred from the effective date of the transfer, and copies of

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the written agreement have been delivered to the Parties. Notwithstanding any provision to the contrary and unless waived in writing by each of the non-transferring Parties, the assigning or transferring Party shall remain jointly and severally liable with the assignee or transferee to the parties to this Agreement for the performance and satisfaction of all obligations attributable to the interest assigned or transferred, whether the obligation arises before or after the effective date of the assignment or transfer. The provisions of this paragraph shall not apply to any transfer by operation of law or the grant of a mortgage or security interest in any oil and gas interest subject to this Agreement, but shall apply to any transfer of legal title to the interest pursuant to or in lieu of any mortgage or security interest.

This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this Agreement as an executory contract pursuant to federal bankruptcy laws, this Agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any Party to this Agreement to comply with all of its financial obligations provided it in shall be a material default.

ARTICLE XVI.
OTHER PROVISIONS

Notwithstanding anything in this Agreement to the contrary, Operator may submit an AFE to the Non-Operator for any proposed drilling, completion, workover, redrilling, deepening, hydraulic fracturing or any other stimulation program to enhance production, remedial operations, expenditures necessary in preparation for drilling, and the cost of construction, installation or expansion of fixed assets or any project clearly discernable as a fixed asset. The Non-Operator will have fifteen (15) days from the date of the AFE in which to return an executed AFE. If the signed AFE is not received within such fifteen (15) days, the Non-Operator shall be considered to be a Non-Consenting Party per the provisions of this Agreement and shall be deemed to have forever and irrevocably relinquished, transferred and/or assigned to Operator any interest it may have to the wells covered by such AFE. Notwithstanding anything in this Agreement to the contrary, Operator may submit an invoice requiring Non-Operator to advance its share of estimated cash outlay for the succeeding month's operations. Non-Operator will have fifteen (15) days after receipt of the invoice to submit payment. If payment is not received within such fifteen (15) days, the Non-Operator shall be considered to be a Non-Consenting Party per the provisions of this Agreement and shall be deemed to have forever and irrevocably relinquished, transferred and/or assigned to Operator any interest it may have to the wells covered by such AFE. When a particular well is covered by multiple AFEs and multiple invoices for advances, the Non-Consenting Party will forever and irrevocably be deemed to have relinquished, transferred and/or assigned to Operator all rights to the well if it does not execute the AFE or make payment within fifteen (15) days from the respective dates of the AFE or invoice. In the case of fixed assets which service multiple wells within the Contract Area, if the Non-Operator does not make payment with such fifteen (15) days, Operator will be entitled to recover two

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hundred percent (200%) of the Non-Operator's share from production or, at Operator's election, charge a fee to the Non-Operator for the use of the fixed assets.

In the event Operator elects not to participate in a Subsequent Operation pursuant to Article VI, Section B, Subsection 2(a), but continues to operate any such Subsequent Operation for the benefit of the Consenting Party, then all existing field facilities and sales contracts will continue to be made available and held in place for such Subsequent Operation; insofar and only insofar as such use does not unreasonably interfere with or limit the use of such facilities or contracts for the benefit of all Parties in the Contract Area; and provided that Consenting Party pays all costs of such Subsequent Operation and pays to Operator any fees associated with the proportionate Consenting Party use of such facilities and contracts.

This Agreement shall be effective as of ~~May~~ Jun 30, 2006. SAG DW

ATTEST OR WITNESS:

OPERATOR
ORCHARD PETROLEUM, INC.,
a California Corporation

By: ______________________
Stephen Graves, President

NON-OPERATOR:
MAXIM TEP, INC.,
A Texas Corporation

By: ______________________
Dan Williams, President

EXHIBIT 'A'
to Joint Operating Agreement

Attached to and made part of the Joint Operating Agreement dated May , 2006 between Orchard Petroleum, Inc., and Maxim TEP, Inc.

1. **Description of lands subject to this agreement:**

   Mineral interests contained within the following:

   Section 7 Lease

   OIL AND GAS LEASE, made and entered into July 15, 2003 by and between California Minerals, L.P., a Texas limited partnership, the sole general partner of which is PPPCO-California Minerals LLC, a Texas limited liability company, located at 1 Houston Center, 1221 McKinney, Suite 3700, Houston, Texas, 77010 and the Nahabedian Exploration Group, LLC.

   Recorded by James W. Fitch, Assessor - Recorder, Kern County Official Records, Document# 0203199407 dated September 19, 2003.

   Township 29 South, Range 22 East, Section 7, Kern County, California All, less and except all rights below 5,650' below the surface and containing 643.50 gross acres (643.50 net mineral acres), more or less.

   Section 12 Lease

   OIL AND GAS LEASE, made and entered into the second day of December, 2003 by and between Fresno Kern Associates, L.P., a California limited partnership, with a mailing address of c/o Marks Management Company, 505 Sansome Street, Suite 1400, San Francisco, CA 94111, and the Nahabedian Exploration Group, LLC, a California limited liability company, with a mailing address of 214 Aliso Street, Ojai, California 93023.

   Recorded by James W. Fitch, Assessor - Recorder, Kern County Official Records, Document# 0203266980 dated December 9, 2003.

   Township 29 South, Range 21 East, Section 12, Kern County, California Southeast quarter; East half of the Southwest quarter; North half of the Northwest quarter of the Southwest quarter.
   Less and except portions thereof covered by that certain
   (1) Lease dated June 25, 1941, between F.K. Land Company, as Lessor, and E.A. Parkford, as Lessee, recorded in Book 1079, page 221 et seq. of Official Records of said County and State, as amended by Partial Surrender of Lease dated May

11, 1949, recorded in Book 1701, page 71 of Official records of said County and State, and by Partial Surrender of Lease dated May 26, 1949, recorded in Book 1659, page 421 of Official Records of said County and State; and

(2) Lease dated June 1, 1964 between F.K. Land Company, as Lessor, and Socony Mobil Oil Company, Inc., as Lessee, recorded in Book 3746, page 90 et seq. of Official Records of said Township and State.

(3) Less and except all rights below 5,650 feet below the surface and containing 260 acres, more or less.

Section 18
Township 29 South, Range 22 East, Section 18, Kern County, California
Any and all leasehold interests obtained by Orchard or Maxim in this Section 18

2. Parties to Agreement:

Orchard Petroleum, Inc. ("Orchard")	Maxim TEP, Inc. ("Maxim")
3585 Maple St., Ste 284	9400 Grogan's Mill Road, Ste 205
Ventura, California 93003	The Woodlands, Texas 77380
Attn: Stephen Graves	Attn: Dan Williams
Phone:(805) 644-8555	Phone:(281) 466-1530
Fax: (805) 644-8504	Fax: (281) 466-1531
E-Mail: sgraves@opical.com	E-Mail: dan@maximtep.com

3. Percentage or fractional interests of parties to this agreement:

(a) As it pertains to the well bores of, reworks or redrills of, and any property, equipment and interest specifically allocated to, and a circular area of 2 acres with the wellbore in the center of each well:

SB 14-7 (formerly SB 1-7; formerly Sledge Hamar 1-7)
SB 135-7 (formerly SB 2-7; formerly Sledge Hamar 2-7)
SB 3-7
SB 16-7
SB 4-7
SB 5-7
SB 6-7
SB 7-7
SB 7-12
SB 47-12 (formerly 27-12)
SB 8-7
SB 136-7
SB 85-7

Maxim, a 75% working interest; Orchard, a 25% working interest

(b) As to the remainder of the Contract Area:

Maxim, a 50% working interest, as adjusted, according to the terms and conditions of the JPA;
Orchard, a 50% working interest, as adjusted, according to the terms and conditions of the JPA.

4. Amount of funding (and percentage of total expenses) for each party, for capital and operating costs and expenses

Capital costs: 100% of all capital costs shall be paid by Maxim TEP, Inc. until the Maxim Contribution has been fully paid according to the terms and conditions of the JPA. Thereafter, capital costs shall be borne 50%/50%, as adjusted, according to the terms and conditions of the JPA.

Operating costs and expenses will be borne according to the respective working interest, as adjusted, according to the terms and conditions of the JPA.

5. Burdens on Production

Royalty burdens included with the leases detailed in Paragraph 1 of this Exhibit "A".

Overriding royalty interests of 5.75% to be increased to 6.25% when production reaches 2000 barrels of oil (or the equivalent).

EXHIBIT 'C'

Attached to and made part of that certain Joint Operating Agreement between Orchard Petroleum, Inc., and Maxim TEP, Inc. executed May , 2006.

ACCOUNTING PROCEDURE
JOINT OPERATIONS

I. GENERAL PROVISIONS

1. Definitions.

"Joint Operating" shall mean the real and personal property subject to the Operating Agreement to which this Accounting Procedure is attached.

"Joint Operations" shall mean all operations necessary or proper for the development, operation, protection, and maintenance of the Joint Property.

"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

"Operator" shall mean the party, parties, or its/ their designee, designated in the Operating Agreement to conduct the Joint Operations.

"Non-Operators" shall mean the Parties to this Operating Agreement other than ~~the~~ Operator.

"Parties" shall mean ~~the~~ Operator and Non-Operators.

"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

"Technical Employees" shall mean those employees having special and specific engineering, geological, or other professional skills, and whose primary function in Joint Operations is the handling of specific operation conditions and problems for the benefit of the Joint Property.

"Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.

"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

"Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2. Statement and Billings.

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. The bills will be accompanied by statements which identify the authority for expenditure, lease, or facility, and all charges and credits summarized by appropriate classifications of investment and expense, except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3. Advances and Payments of Non-Operators.

A. Unless otherwise provided for in the Operating Agreement, Operator may require Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen (15) days after receipt of the billing ~~or by the first day of the month for which the advance is required, whichever is later~~. Operator shall adjust each monthly billing to reflect advances received from Non-Operators.

B. Each Non-Operator shall pay its proportion of all bills within ~~thirty (30)~~fifteen (15) days after receipt. If payment is not made within that time, Non-Operator will forever and irrevocably be deemed a Non-Consenting Party per Article XVI. Should Non-Operator be granted a grace period, the unpaid balance shall bear interest, monthly, ~~the prime rate in effect at ____________ on the first day of the month in which the delinquency occurs, plus 1%, or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts~~ at 1.5% of the unpaid balance.

4. Adjustments.

Payment of any bills shall not prejudice the right of any Non-Operator to protest or question the correctness of the bill; provided, however, all bills and statements rendered to Non-Operators by ~~the~~ Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any calendar year, unless within the twenty-four (24) month period a Non-Operator takes written exception to the bill(s) and makes claim on ~~the~~ Operator for an adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed time period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5. Audits.

A. A Non-Operator, on notice in writing to ~~the~~ Operator and all other Non-Operators, shall have the right to audit ~~the~~ Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of a calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, ~~the~~ Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of ~~the~~ Non-Operators' audit cost incurred under this paragraph unless agreed to by ~~the~~ Operator. The audits shall not be conducted more than once each year without prior approval of the Operator, except on the resignation of the Operator, and shall be made at the expense of those Non-Operators approving the audit.

B. ~~The~~ Operator shall reply in writing to an audit report within ninety (90) days after receipt of the audit.

6. **Approval By Non-Operators.**

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure, and if the Operating Agreement to which this Accounting Procedure is attached contains no contrary provisions, Operator shall notify all Non-Operators of ~~the~~ Operator's proposal, and the agreement or approval of a majority in interest of ~~the~~ Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1. **Ecological and Environmental.**

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. These costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2. **Rentals and Royalties.**

Lease rentals and royalties paid by ~~the~~ Operator for the Joint Operations.

3. **Labor.**

A. (1) Salaries and wages of Operator's field workers directly employed on the Joint Property in the conduct of Joint Operations.

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(2) Salaries of First Level Supervisors in the field.

(3) Salaries and wages of Technical Employees directly employed on the Joint Property if the charges are excluded from the overhead rates.

(4) Salaries and wages of Technical Employees, either temporarily or permanently, assigned to and directly employed in the operation of the Joint Property if the charges are excluded from the overhead rates.

(5) Payments to any and all independent contractors for any and all work described in Section 3.A.(1) – 3.A.(4) above.

B. Operator's cost of holiday, vacation, sickness, and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to a Joint Account under Paragraph 3.A. of this Section II. The costs under this Paragraph 3.B. may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3.A. of this Section II. If percentage assessment is used, the rate shall be based on ~~the~~ Operator's cost experience.

C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 3.A. and 3.B. of this Section II.

D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3.A. of this Section II.

4. Employee Benefits.

Operator's current costs of established plans for employee's group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3.A. and 3.B. of this Section II. shall be Operator's actual cost ~~not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies~~.

5. Material.

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only those Materials shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operators. The accumulation of surplus stocks shall be avoided.

6. Transportation.

Transportation of employees and Material necessary for the Joint Operations, but subject to the following limitations:

A. If Material is moved to the Joint Property from ~~the~~ Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where the material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C. In the application of subparagraphs A. and B. above, the option to equalize or charge actual trucking cost is available when the actual charge is $5,000 or less, excluding accessorial charges. The $5,000 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7. Services.

The cost of contract services, equipment, and utilities provided by outside sources, except services excluded by Paragraph 10. of Section II. and Paragraphs i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if those changes are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8. Equipment and Facilities Furnished By Operator.

A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Those rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed nine percent (9%) per annum. The rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B. In lieu of charges in Paragraph 8.A. above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less

twenty percent (20%). For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9. Damages and Losses to Joint Property.

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report of them has been received by Operator.

10. Legal Expense.

Expense of handling, investigating, and settling litigation or claims, discharging of liens, payment of judgments, and amounts paid for settlement of claims incurred in or resulting from operations under the Operating Agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff, or fees, or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III. unless otherwise agreed to by the Parties, except as provided in Section I., Paragraph 3.

11. Taxes.

All taxes of every kind and nature assessed or levied on or in connection with the Joint Property, the operation of it, or the production from it, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part on separate valuations of each party's working interest, then notwithstanding anything to the contrary in these Accounting Procedures, charges to the Joint Account shall be made and paid by the Parties in accordance with the tax value generated by each Party's working interest.

12. Insurance.

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

13. Abandonment and Reclamation.

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14. Communications.

Cost of acquiring, leasing, installing, operating, repairing, and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15. Other Expenditures.

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II., or in Section III., and which is of direct benefit to the Joint Property, and is incurred by ~~the~~ Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1. Overhead – Drilling and Producing Operations.

i. As compensation for administrative, supervision, office services, and warehousing costs, Operator shall charge drilling and producing operations on either:

(x) Fixed Rate Basis for producing wells, Paragraph 1.A.; or,
(x) Percentage Basis for development, Paragraph 1.B.

Unless otherwise agreed to by the Parties, this charge shall be in lieu of costs and expenses of all offices and salaries, or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3.A., Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting, or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III., unless the cost and expense are agreed to be the Parties as a direct charge to the Joint Account.

ii. The salaries, wages, and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

( ) shall be covered by the overhead rates; or,
(x) shall not be covered by the overhead rates.

iii. The salaries, wages, and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel, either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

( ) shall be covered by the overhead rates; or,

(x) shall not be covered by the overhead rates.

A. Overhead – Fixed Rate Basis.

(1) Operator shall charge the Joint Account at the following rates per well, per month:

Producing Well Rate $ __525___.

(2) Application of Overhead – Fixed Rate Basis shall be as follows:

~~(a) Drilling Well Rate.~~

~~(1) Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.~~

~~(2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. These charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.~~

(b) Producing Well Rates.

(a) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(b) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(c) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-

well charge providing the gas well is directly connected to a permanent sales outlet.

(d) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(e) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3) The well rates shall be adjusted as of the first day of April each year following the effective date of the Operating Agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

B. Overhead – Percentage Basis.

(1) Operator shall charge the Joint Account at the following rates:

(a) Development.

Six Percent (6%) of the cost of development of the Joint Property exclusive of costs provided under Paragraph 10. of Section II. and all salvage credits.

(b) ~~Operating.~~

______ ~~Percent (___%) of the cost of operating the Joint Property exclusive of costs provided under Paragraphs 2. and 10. of Section II., all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed, and paid on the mineral interest in and to the Joint Property.~~

(2) Application of Overhead – Percentage Basis shall be as follows:

For the purpose of determining charges on a Percentage Basis under Paragraph 1.B. of this Section III., development shall include all costs in

connection with drilling, redrilling, deepening, or any remedial operations on any or all wells involving the use of drilling rig and crew capable of drilling to the producing interval on the Joint Property; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2. of this Section III. All other costs shall be considered as operating.

2. Overhead – Major Construction.

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $50,000:

A. __5__% of first $50,000 or total cost if less, plus

B. __3__% of costs in excess of $50,000 but less than $1,000,000, plus

C. __2__% of costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling of wells and artificial lift equipment shall be excluded.

3. Catastrophe Overhead.

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

A. __5__% of total costs through $100,000; plus

B. __3__% of total costs in excess of $100,000 but less than $1,000,000; plus

C. __2__% of total costs in excess of $1,000,000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III. shall apply.

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4. Amendment of Rates.

The overhead rates provided for in this Section III. may be amended from time to time only by mutual agreement between the Parties if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS, AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, the Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, the disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase the interest of Non-Operators in surplus condition A. and B. Material. The disposal of surplus Controllable Material not purchased by ~~the~~ Operator shall be agreed to by the Parties.

1. Purchases.

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by ~~the~~ Operator.

2. Transfers and Dispositions.

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by ~~the~~ Operator, unless otherwise agreed to by the Parties, ~~shall be priced on the following basis exclusive of cash discounts~~ at actual cost plus transportation, storage and any other related charges.

~~A. New Material (Condition A).~~

~~(1) Tubular Goods Other than Line Pipe.~~

~~(a) Tubular goods, sized 2-3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of the date of movement plus transportation costs using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio, and casing from Youngstown, Ohio.~~

(b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost form that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation costs from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

(c) Production tubing (size less than 2-3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2) Line Pipe.

(a) Line pipe movements (except size 24 inch OD and larger will walls ¾ inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b) Line pipe movements (except size 24 inch OD and larger with alls ¾ inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c) Line pipe 24 inch OD and over, and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d) Line pipe, including fabricated line pipe, drive pipe, and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of

manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2.A.(1) and (2).

B. Good Used Material (Condition B).

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1) Material moved to the Joint Property.

At seventy five percent (75%) of current new price, as determined by Paragraph A.

(2) Material used on and moved from the Joint Property.

(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account s new Material; or,

(b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.

(3) Material not used on and moved from the Joint Property.

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C. Other Used Material.

(1) Condition C.

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2) Condition D.

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with

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its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3) Condition E.

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D. Obsolete Material.

Material which is serviceable and usable for its original function but condition and/or value of the Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. The price should result in the Joint Account being charged with the value of the service rendered by the Material.

E. Pricing Conditions.

(1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25¢) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 2005, by the same percentage increase or decrease used to adjust overhead rates in Section III., Paragraph 1.A.(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. The rate shall be published each year by the Council of Petroleum Accountants Societies.

(2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3. Premium Prices.

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes, or other unusual causes over which the Operator has no

SDS DW

~~control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing the Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for the Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten (10) days after receiving notice from Operator, to furnish in kind all or part of his share of the Material suitable for use and acceptable to Operator.~~

4. **Warranty of Material Furnished By Operator.**

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

~~The~~ Operator shall maintain detailed records of Controllable Material.

1. **Periodic Inventories, Notice, and Representation.**

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at any inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. **Reconciliation and Adjustment of Inventories.**

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3. **Special Inventories.**

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by the inventory.

4. **Expense of Conducting Inventories.**

A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Accounting.

EXHIBIT 'D'

Attached to and made part of the Joint Operating Agreement dated May , 2006 between Orchard Petroleum, Inc., and Maxim TEP, Inc.

INSURANCE PROVISIONS

Pursuant to Article VII, Paragraph G of the Joint Operating Agreement, Operator shall provide the following insurance for the benefit and protection of the joint account:

(1) Statutory Worker's Compensation Insurance as may be required in the state or states where work under this agreement, or activities relative thereto, will be performed, plus Worker's Compensation Insurance as may be required by Federal Law, if applicable, plus Employer's Liability Insurance.
(2) GENERAL liability and 3rd Party property damage insurance (including "Sudden & accidental" Pollution) with limits of $1,000,000 for each occurrence.
(3) Automobile liability and 3rd Party property damage insurance with limits of $1,000,000 combined single limit.
(4) Umbrella liability insurance in the amount of $5,000,000 covering liability of the parties for loss or damage exceeding the insurance coverage specified above or otherwise not covered by insurance maintained by Operator for any third-party contractor.
(5) Operator's OEE in the amount of $5,000,000 Combined Single Limit Coverage for well control and related re-drilling and clean/pollution expenses.

All insurance coverage required hereby shall be carried at the joint expense, as determined by the sharing percentages specified in the Joint Operating Agreement, and for the benefit of the Working Interest Owners. Premiums for automobile public liability and property damage insurance on Unit Operator's fully owned equipment shall not be charged directly to the joint account, but will be covered by the flat rate charge assessed for the use of such equipment. Unit Operator will not carry fire, windstorm or explosion insurance covering Unit Operations or Unit Equipment.

Contractors and subcontractors will be required to carry insurance of the same types as hereinabove specified and in such amount as deemed necessary by Working Interest Owners.

~~(Acknowledgments)~~
If the parties hereto or any of them shall insure their respective risks beyond the specific limits of insurance required hereunder to be carried by the Unit Operator, the benefits of such insurance shall inure to the parties procuring and maintaining the same, respectively, and the cost of such insurance shall be borne by such parties, respectively, without reimbursement one from the other and without entering into any accounting hereunder.

Exhibit G

TAX PARTNERSHIP AGREEMENT

General Provisions

1.1 Designation of Documents. This agreement is made pursuant to that certain Joint Operating Agreement dated June 30, 2006 ("JOA"), attached as Exhibit C to that certain Joint Participation Agreement dated June 30, 2006 by and between Maxim TEP, Inc. and Orchard Petroleum, Inc. ("JPA") The parties agree that this agreement supersedes the JOA with and only with regard to Article IX, which was stricken from the executed JOA.

1.2 Relationship of Parties. The parties to this Agreement shall be hereinafter referred to individually as the "Party" or collectively as the "Parties.' The Parties understand and agree that the arrangement and undertakings evidenced by this Agreement, result in a partnership for purposes of federal Income taxation and for purposes of certain state income tax laws which incorporate or follow federal Income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the "Tax Partnership." For every other purpose of this Agreement, however, and notwithstanding any other provision of this Agreement, express or implied, to the contrary, the Parties understand and agree that their legal relationship to each other under applicable state law with respect to all property subject to this Agreement is one of tenants In common, or undivided interest owners, or lessee-sublessees and not one of partnership; that the liabilities of the Parties shall be several and not joint or collective; and that each Party shall be solely responsible for its obligations.

1.3 Priority of Provisions. In the event of a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Agreement and the terms and conditions of the JPA or JOA or any other exhibit or any part thereof, the terms and conditions of this Agreement shall govern and control.

1.4 Survivorship.

(a) Any termination of the JPA or JOA shall not affect the continuing application of the Tax Partnership provisions as necessary for the termination and liquidation of the Tax Partnership.

(b) Any termination of the JPA or JOA shall not affect the continuing application of the Tax Partnership provisions as necessary to resolve all matters regarding federal and state income tax reporting of the Partnership.

(c) These Tax Partnership provisions shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

1.5 Term. The effective date of the Tax Partnership shall be the effective date of this Agreement. The Tax Partnership shall continue in full force and effect from and after such date unfit termination.

2. Income Tax Compliance and Capital Accounts

2.1 Tax Returns. The Tax Matters Partner ("TMP') shall prepare and file all required federal and state partnership income tax returns. in preparing such returns the TMP shall use its best efforts and in doing so shall incur no liability to any other Party with regard to such returns. Not less than thirty (30) days prior to the earlier of the filing date or the due date (including extensions), the TMP shall submit to each Party a copy of the return, as proposed, for review.

2.2 Fair Market Value Capital Account.. The TMP shall establish and maintain fair market Value ("FMV') capital accounts and tax basis capital accounts for each Patty. Upon request, the TMP shall submit to each Party along with a copy of any proposed partnership income' tax return an accounting of its respective FMV, capital accounts as of the end of the tax return period,

2.3 Information Request. Each Party agrees to furnish to the TMP not later than sixty (60) days before the return due data (Including extensions) such information relating to the

operations conducted under this Agreement as may be required for the proper preparation of such returns and capital accounts.

3. Tax Matters Partner

3.1 Tax Matters Partner. The Operator is designated TMP as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (I.R.C.). In the event of any change In the TMP, the Party serving as TMP at the beginning of a given taxable year shall continue as TMP with respect to all matters concerning such year. The TMP and other Parties shall use their best efforts to comply with responsibilities outline in this section and in I.R.C.§§6222 through 6233 and 6050K (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other Party. Notwithstanding the TMP's obligation to use its best efforts in the fulfillment of its responsibilities, the TMP shall not be required to incur any expenses for the preparation for, or pursuance of administrative or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

3.2 Information Request by the TMP. The Parties shall furnish the TMP within two (2) weeks from the receipt of a request from the TMP with such information (Including Information specified In I.R.C. §§6230(e) and 6050K as the TMP may reasonably request to permit it to provide the Internal Revenue Service with sufficient information for purposes of I.R.C. §§6230(e) and 6050K.

3.3 TMP Agreement with IRS. The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of any other Party without first obtaining the written consent of that Party. The TMP shall not bind any Party to a settlement agreement in tax audits without obtaining the written concurrence of any such Party.

Any other Party who enters into a settlement agreement with the Secretary of the Treasury with respect to any partnership Items, as defined by I.R.C. §6231 (a)(3), shall notify the other Parties of such settlement agreement and its terms within thirty (30) days from the date of settlement.

3.4 Inconsistent Treatment of Partnership Item. If any Patty Intends to file a notice of Inconsistent treatment under I.R.C. §8222(b), such Party shall, prior to the filing of such notice, notify the TMP of such intent and the manner in which the Party's intended treatment of a partnership item is (or may be) inconsistent with the treatment of that item by the Partnership. Within one (1) week of receipt, the TMP shall remit copies of such notification to other Parties to the Partnership. if an Inconsistency notice is filed solely because a Party has not received a Schedule K-1 in time for filing of its income tax return, the TMP need not to be notified.

3.5 Requests for Administrative Adjustment. No Party shall file a request pursuant to I.R.C. §6227 for an administrative adjustment of partnership items for any Partnership taxable year without first notifying aft other Patties and receiving notice of the consent of the other Parties, or lack thereof, from the TMP. The TMP shall promptly notify the requesting Party of this consent or lack thereof. If all other Parties agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Partnership. If unanimous consent or notice from the TMP is not obtained within thirty (30) days from the date of the requesting Party's notice, or, if shorter, within the period required to timely file the request for administrative adjustment, any Party, including the TMP, may file a request for administrative adjustment on its on behalf.

3.6 Judicial Proceedings. Any Party, intending to file a petition under I.R.C. §§6226, 6228, or any other I.R.C. section with respect to any partnership item, or other tax matters involving the Partnership, shall notify the other Parties prior to such filing, of the nature of the contemplated proceeding. In the case where the TMP is the Party intending to file such petition, such notice shall be given within a reasonable time to allow the other Parties to participate in the choosing of the forum in which such petition will be filed. If the Parties do not agree on the appropriate forum, then the appropriate forum shall be decided by the affirmative vote of two (2) or more Parties owning at least sixty-five (65) percent in the Joint Lease. Each Party shall have a vote in accordance with is percentage Working Interest in the Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum, If a Party intends to seek review of any court decision rendered as a result of such a proceeding such Party shall notify the other Parties prior to seeking such review.

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[handwritten initials]

4. Elections

4.1 General Elections. For both income tax return and capital account Purposes, the Partnership shall elect:

(a) to deduct currently intangible drilling and development costs (IDC),
(b) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation purposes,
(c) to use the accrual method of accounting,
(d) to report income on a calendar year basis,
(e) to account for dispositions of depreciable assets under the general asset method to the extent permitted by I.R.C. §168(i)(4),
(f) to elect to use the cumulative method to compute and report income based on the quantity of Gas taken under the Agreement, and
(g) adjust the basis of partnership property, in the case of a distribution of property, in the manner provided in I.R.C. §734 and, in the case of a transfer of a partnership interest, in the manner provided in I.R.C. §743. In the case of a distribution of property pursuant to I.R.C. §734, the TMP shall adjust all tax basis capital accounts. In the case of a transfer of a partnership interest pursuant to I.R.C. §743, the acquiring Party shall establish and maintain its tax basis capital account.

4.2 Depletion. Solely for FMV capital account purposes, depletion shall be calculated by using simulated percentage depletion within the meaning of Treas. Reg. §1.704-1(b)(2)(iv)(k)(2).

For purposes of a simulated percentage depletion calculation:

(a) All operating mineral interests shall be treated as one property;
(b) The depletion rate shall be the rate specified in I.R.C. §613A(c)(1); and
(c) The 50 percent of taxable income from the property limitation shall not be applied.

If the simulated percentage depletion method is not permitted, then the Parties agree that simulated cost depletion, that is, cost depletion as determined under the principles of I.R.C. §612 and based upon the adjusted FMV capital account basis of each Lease (rather than adjusted tax basis), shall be used. Solely for Purposes of this calculation, remaining reserves shall be as determined by the TMP.

4.3 Electing Out under I.R.C. §761(e). The TMP shall notify all Parties of an intended election to be excluded from the application of Subchapter K of Chapter 1 of the Internal Revenue Code not less than sixty (60) days before the earlier of the filing date or the due date (including extensions) for the federal partnership income tax return. Any Party that does not consent shall provide the TMP with written objection with thirty (30) days of receipt of such notice.

4.4 Other Elections or Consents. Any election other than those referenced above must be approved by the affirmative vote of the Parties in accordance with the voting procedure provided in the Agreement.

5. Capital Contributions and FMV Capital Accounts

5.1 Capital Contributions. The respective capital contributions of each Party to the Partnership shall be (a) each Party's Interest in the oil and gas lease(s), including all associated lease and well equipment, committed to this Partnership, and (b) all amounts of money paid by each Party in connection with the acquisition, exploration, development and operation of the lease(s), and all other costs characterized as contributions or expenses borne by such Party under the Agreement. The contribution of the leases and any other properties committed to this Partnership shall be made by each Party's agreement to hold legal title to its interest in such leases or any other properties as nominee of this Partnership.

5.2 FMV Capital Accounts. The FMV capital accounts shall be maintained in accordance with Treasury Regulations §1.704.1 and shall be Increased and decreased as follows:

(a) The FMV capital accounts shall be increased by: (I) the amount of money and the fair market value of any property contributed by each Party, respectively, to the Partnership (net of liabilities assumed by the Partnership or to which the contributed property is subject); (ii) that Party's Sec. 6.1 allocated share of Partnership income and gains, or items thereof; and (iii) that Party's share of I.R.C. §705(a)(1)(B) and (C) items.

(b) The FMV capital accounts shall be decreased by: (I) the amount of money and the fair market value of property distributed to each Party (net of liabilities assumed by such Party or to which the property is subject); (II) that Party's Sec. 6.1 allocated share of Partnership loss and deductions, or items thereof; and (III) that Party's share of I.R.C. §705(a)(2)(9) and I.R.C. §709 nondeductible, and nonamortizable Items.

'Fair market value' when It applies to property contributed by a Party to the Partnership shall be assumed to equal the adjusted basis of that property, as defined in I.R.C. §1011, unless the Parties agree otherwise as Indicated on a separate schedule attached hereto and made a part hereof.

5.3 FMV Capital Account Revaluation. The FMV capital accounts will be revalued to reflect revaluation of partnership property pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(f) In accordance with the procedure set forth in Sec. 4,4.

6. Partnership Allocations

6.1 FMV Capital Account Allocations. Each item of income, gain, loss or deduction shall be allocated to each Party as follows:

(a) Actual or deemed Income from the sale, exchange, distribution or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production. The amount of income from the sale of and fair market value of production taken in kind by the Parties are deemed to, be identical; accordingly; such items may be omitted from the adjustments made to the Parties' FMV capital accounts.

(b) Exploration cost, IDC, operating and maintenance cost shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such cost.

(c) Depreciation shall be allocated to each Party in accordance with its contribution, or obligation to contribute, to such cost.

(d) Simulated depletion shall be allocated to each Party in accordance with its FMV Capital account adjusted basis in each oil and gas property.

(e) Loss (or simulated loss) upon the sale, exchange distribution, abandonment or other disposition of depreciable or depletable property shall be allocated to the Parties In the ratio of their respective FMV capital account adjusted basis in the depreciating or depletable property.

(f) Gain (or simulated gain) upon the sale, exchange, distribution, or other disposition of depreciable or depletable property shall be allocated to the Parties so that the FMV capital account balances of the Parties will most closely reflect their respective percentage or fractional interests under the Agreement. However, as provided in Treas. Reg. § 1.704-1 (b)(4)(v) for oil and gas properties, the amount realized is allocated as follows: (i) First, an amount that represents recovery of adjusted simulated depletion basis is allocated (without being credited to the capital accounts) to the Parties in the same proportion as the aggregate simulated depletion basis was allocated to such Parties under Sec. 52; (ii) Next, from the remainder of the amount realized, If any, an amount up to any remaining pre-contribution gain under I.R.C. §704(c), but only to the extent not included in the allocation under the first allocation step, IS allocated to the Parties having contributed the respective property; (iii) Finally, any amount of realization remaining after these allocations under (i) and (ii) is allocated in accordance with the first sentence of this Sec. 6.1 (t).

(g)Costs or expenses of any other kind shall, be allocated to each Party in accordance with Its respective contribution, or obligation to contribute, to such costs or expenses.

(h) Any other Income Item shall be allocated to the Parties In accordance with the manner In which such Income Is realized by each Party.

6.2 Tax Returns and Tax Basis Capita! Account Allocations

(a) Unless otherwise expressly provided herein the allocations of Partnership items of Income, gain, loss or deduction for tax return and tax basis capital account purposes shall be the same as those contained In Sec. 6.1. However, the Partnership's gain or loss on the taxable disposition of a Partnership property in excess of the gain or loss under Sec. 6.1, If any, is allocated to the contributing Party to the extent of such Party's pre-contribution gain or loss.

(b) The Parties recognize that under I.R.C. §613A(c)(7)(D), the depletion allowance is to computed separately by each Party. For this purpose, each Party's share of the adjusted tax basis of each oil and gas properly shall be equal to its contribution to the adjusted tax basis of such properly.

(c) The Parties recognize that under I.R.C. §613A(c)(7)(D) the computation of gain or loss on the taxable disposition of an oil or gas property is to be computed separately by each Party.

(d) Depreciation shall be allocated to each Party in accordance with Its contribution to the adjusted tax basis of the depreciable asset.

(e) Any recapture of depreciation, IDC, and any other item of deduction or credit shall, to the extent possible, be allocated among the Parties in accordance with their sharing of the depreciation, IDC, or other item of deduction or credit which is recaptured.

(f) Any recapture of depletion shall be computed separately by each Party, in accordance with its depletion allowance computed pursuant to Sec. 6.2(b).

(g) For Partnership properties with FMV capital account values different from their adjusted tax bases, the Parties intend that the allocations described in this Sec. 6.2 constitute a 'reasonable method' of allocating gain or loss under Treas. Reg. §1.704-3(a)(1)

(h) The income attributable to take-in-kind production will not be reflected on the tax return.

7. Termination and Liquidating Distributions

7.1 Termination of the Tax Partnership. Termination shall occur on the earlier of the events described in I.R.C. §§7O8(b)(1)(B) or 708(b)(i)(A).

(a) Termination Under I.R.C. §708(b)(1)(B). Upon termination under I.R.C. §708(b)(1)(B), each Party's FMV capital account shall be adjusted as provided for in Treas. Reg. §1.704-1(b)(2)(iv)(1) and Sec. 7.3. The distribution provided for in Sections 7.2 through 7.4 shall be deemed to have occurred, with the Partnership money and properties deemed contributed to a new Partnership, the terms of which are identical to those contained in this Exhibit.

(b) Termination Under I.R.C. §708(b)(1)(A). Upon termination under I.R.C. §708(b)(1)(A), the business shall be wound-up and concluded, and the assets shall be distributed to the Parties as described below by the end of such calendar year (or, if later, within ninety (90) days after the date of such termination). The assets shall be valued and distributed to the Parties In the order provided in Sections 7.2 through 7.4.

7.2 Reversion. First, all money representing unexpended contributions by any Party and any property where no interest has been earned in that property under the agreement by any other Party shall be returned to the contributor.

7.3 Balancing. Second, the FMV capital accounts of the Parties shall be determined under this Sec. 7.3 The TMP shall take the actions specified under this Sec. 7.3 in order to cause the ratio of the Patties' FMV capital accounts to reflect as closely as possible their Working interests under the Agreement. The ratio of a Party's FMV capital account is represented by a fraction, the

numerator of which is the Party's FMV capital account balance and the denominator of which is the sum of all Parties' FMV capital account balances. Such actions are hereafter referred to as 'balancing the FMV capital accounts,' and when completed, the FMV capital accounts of the Parties shall be referred to as being 'balanced.' The manner in which the FMV capital accounts of the Parties are to be balanced under this Sec. 7.3 shall be determined as follows:

(a) The fair market value of all Partnership properties shall be determined and the gain or loss for each properly, which would have resulted it sold at such fair market value, shall be allocated In accordance with Sec. 6.1(e) and (f). If thereafter any Party has a negative FMV capital account balance, that is, a balance less than zero, in accordance with Treas. Reg. §1.704-1(b)(2)(ii)(b)(3) such Party is obligated to contribute an amount of money to the Partnership sufficient to achieve a zero balance FMV capital account (the 'Deficit Make-Up Obligation. Moreover, any Party may contribute an amount of money to the Partnership to facilitate the balancing of the FMV capital accounts. If after these adjustments, FMV capital accounts are not balanced, Soc. 7.3(b) or (c) shall apply.

(b) If all the Parties consent, any money or an undivided Interest in certain selected properties shall be distributed to one or more Patties as necessary for the purpose of balancing the FMV capital accounts.

(c) Unless (b) above applies, an undivided interest in each and every property shall be distributed to one or more Parties in accordance with the ratios of their positive FMV capital accounts

(d) If a property is valued under (a) above or distributed pursuant to (b) or (c) above, the fair market value of the property shall be agreed to by the Parties. In the event all of the Parties do not reach agreement as to the fair market value of property, the TMP shall cause a nationally recognized independent engineering firm to prepare an evaluation of fair market value of such property.

7.4 Final Distribution. Third, after the FMV capital accounts of the Parties have been adjusted, pursuant to Sec. 7.3 above, all remaining properly and interests then held by the Partnership shall be distributed to the Parties in accordance with their positive FMV capital account balances.

8. Transfers, Indemnification Correspondence and Amendments

8.1 Transfers of Partnership Interest. Transfers of partnership interests shall be governed by the Agreement. A party transferring its interest, or any part thereof, shall notify the TMP in writing within two (2) weeks of such transfer.

8.2 This agreement does not include any indemnification provisions to protect Parties against any harm caused by an I.R.C. §708(b)(1)(B) termination. If the Parties desire indemnification provisions, a separate indemnification agreement should be drafted.

8.3 Correspondence. All correspondence relating to the preparation and filing of the Partnership's Income tax returns and capital accounts shall be forwarded to the Parties In accordance with the Article on notices contained in the Agreement, and the mailing address used for each Party shall be the address provided for that Party In that Article on notices contained in the Agreement, unless the Party requests in a written notice to the TMP that a different address be used for tax matters only.

NOTWITHSTANDING ANYTHING IN THIS EXHIBIT OR THE JOINT OPERATING AGREEMENT TO WHICH IT IS ATTACHED, THE PARTIES AGREE THAT THE ADMINISTRATIVE COSTS RELATED TO THE MAINTENANCE AND COMPLIANCE WITH THIS AGREEMENT SHALL BE BORNE BY THE NON-OPERATOR.